THE COMPANY'S SELECTED FINANCIAL INFORMATION

     The following table sets forth selected historical, pro forma and forecast financial information for the Company as of September 30, 1997 and August 29, 1997 and for the twelve months ending November 30, 1998. The pro forma balance sheet information is presented as if the Formation Transactions had occurred on September 30, 1997 and therefore incorporates certain assumptions that are set forth in the Company's Pro Forma Balance Sheet. The pro forma information does not purport to represent what the Company's financial position actually would have been had the Formation Transactions, in fact, occurred on such date, or to project the Company's financial position at any future date. The forecast operating information is presented as if the Formation Transactions had occurred as of December 1, 1997 and therefore incorporates certain assumptions that are set forth in the Company's Forecast Statement of Operations. The historical financial information set forth below is qualified in its entirety by reference to the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus. The historical, pro forma and forecast information set forth below should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                Forecast Twelve
                                                 Months Ending
                                               November 30, 1998
                                            (In thousands, except
                                                 per Share data)

STATEMENT OF OPERATIONS DATA:

Rental income/1/                                  $25,382
General and administrative expenses/2/              2,209
Depreciation/3/                                     5,239
Interest expense, net                                 829

Net earnings                                      $17,105

Net earnings per Share                              $1.23

Distributions declared and paid                   $22,176
Distributions declared and paid per Share           $1.60
Weighted average Shares outstanding/4/             13,860


                                   Pro Forma         Historical
                              September 30, 1997  August 29, 1997
                                           (In thousands)

Balance Sheet Data:
     Real estate owned, at cost    $249,856            $--
     Total assets                   252,450             2
     Debt outstanding under the
          Bank Credit Facility       ---               --
     Total shareholders' equity     252,450             2

                                                     Forecast
                                                  Twelve Months
                                                      Ending
                                                November 30, 1998
OTHER FINANCIAL DATA:
     Net earnings                                 $17,105
     Add: Depreciation                              5,239

     Funds from Operations/5/                      22,344
     Add: Amortization                                605

     Cash Available for Distribution/6/           $22,949



_______

/1/ Represents forecast rental income from AMC recorded in accordance with the terms of the Leases as if the Initial Properties are leased commencing with the beginning of the period or, if later, the anticipated opening date. The Company will lease the Initial Properties to AMC under operating leases guaranteed by AMCE.

/2/ Represents management's estimates of general and administrative expenses.

/3/ Represents depreciation of the Initial Properties using the straight-line method over a 40-year period commencing with the beginning of the period or, if later, the anticipated opening date.

/4/ Weighted average Shares outstanding include Shares sold in the Offering and restricted Shares granted pursuant to the Company's Restricted Share Program as if such Shares were outstanding for the entire period.

/5 The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, investing activities and financing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is calculated as forecast net earnings plus depreciation. The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the NAREIT Board of Governors in March 1995, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and, accordingly, the Company's Funds from Operations may not be comparable to the Funds from Operations of such other REITs. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations." Funds from Operations should not be considered as an alternative to net earnings (computed in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

/6/ Cash Available for Distribution is forecast net earnings plus depreciation and amortization and minus capital expenditures and principal payments on indebtedness. No capital expenditures or principal payments on indebtedness are included for the periods indicated.

            BUSINESS OF THE COMPANY AND ITS PROPERTIES

OVERVIEW

     The Company will enter into a purchase agreement to acquire the Initial Properties from subsidiaries of AMCE for an aggregate purchase price of approximately $248.8 million, and option agreements to purchase any or all of the Option Properties from subsidiaries of AMCE or the current owner/lessor thereof for an aggregate estimated purchase price of $138.5 million that may be exercised by the Company, with respect to each Property, at any time during the 90-day period following the actual opening date of the megaplex theatre on such Option Property, with up to an additional 90-day period to close such acquisition. One of the Initial Properties and three of the Option Properties have adjacent land parcels that, if not under contract for sale or sold at the time of the related theatre acquisition, may be purchased by the Company for an aggregate purchase price of $9.6 million. The Initial Properties and the Option Properties represent all of the AMC-owned (or ground-leased) megaplex theatres with the exception of one property that is not readily transferrable to the Company. Each of the Properties is located in a large metropolitan market and has been constructed since
May 1995 or is currently under construction. AMCE generally selected the theatre sites on the bases of retail concentration, access to surface transportation and favorable demographic trends identified by reference to census figures and other statistical sources. Four of the Initial Properties are among the thirteen highest grossing theatres in the United States and each of the eight operating Initial Properties is the highest grossing theatre in the local geographic area in which it operates. In addition, the Company will have a right of first refusal and first offer to purchase any megaplex theatre and related entertainment property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The Company will acquire a 100% interest in each of the Properties (or related ground leases, as applicable) purchased.

THE PROPERTIES

     The Properties are all state-of-the-art megaplex theatres with predominantly stadium-style seating (seating with an elevation between rows to provide unobstructed viewing). Most are equipped with SONY Dynamic Digital Sound [Trademark] (SDDS[Trademark]) and AMC LoveSeat[Trademark] style seating (plush, high-backed seats with retractable armrests). Other amenities may include auditoriums with TORUS[Trademark] Compound Curved Screens and High Impact Theatre Systems[Trademark] (HITS[Trademark]), which enhance picture and sound quality, respectively. All of such equipment and amenities will be owned, or leased from third parties, by AMC following the Formation Transactions.

     THE INITIAL PROPERTIES

     Certain information regarding each of the Initial Properties is set forth below:


Theatre                Metropolitan     No. of       No. of
Name                   Area             Screens      Seats

Grand 24               Dallas, TX          24        5,067
Mission Valley 20/2/   San Diego, CA       20        4,361
Promenade 16/3/        Los Angeles, CA     16        2,860
Ontario Mills 30       Los Angeles, CA     30        5,496
Lennox 24/2/           Columbus, OH        24        4,412
West Olive 16          St. Louis, MO       16        2,817
Studio 30              Houston, TX         30        6,032
Huebner Oaks 24        San Antonio, TX     24        4,400
First Colony 24/2/     Houston, TX         24        5,098/4/
Oak View 24/2/         Omaha, NE           24        5,098/4/
Leawood Town Center 20 Kansas City, MO/KS  20        2,995/4/
South Barrington 30/6/ Chicago, IL         30        6,210/4/

                                           282       54,846


                    Building                         Anticipated
Theatre             (gross      Opening    Ranking   Lease
Name                sq. ft.)    Date       /1/       Expiration

Grand 24             98,175     5/95       6         12/2010
Mission Valley
  20/2/              84,352     12/95      4         12/2010
Promenade 16/3/     129,822     3/96       37        12/2010
Ontario Mills 30    131,534     12/96      11        12/2010
Lennox 24/2/         98,261     12/96      13        12/2011
West Olive 16        60,418     4/97       N/A       12/2011
Studio 30           136,154     5/97       N/A       12/2011
Huebner Oaks 24      96,004     6/97       N/A       12/2011
First Colony 24/2/  107,690     12/97/5/   N/A       12/2012
Oak View 24/2/      107,402     12/97/5/   N/A       12/2012
Leawood Town
  Center 20          75,224     1/98/5/    N/A        1/2013
South Barrington
  30/6/             130,891     2/98/5/    N/A       2/2013

                    1,255,927

/1/ Among United States theatres based on ticket revenues for the period from January 1 through October 16, 1997 according to Entertainment Data Incorporated. No ranking is provided for those theatres that were not operational during the entire period.

/2/ Third party ground leased Property. Although the Company will become the tenant under the ground leases and assume responsibility for performing the obligations thereunder in the Formation Transactions, pursuant to the Leases AMC will have responsibility for performing the Company's obligations under such ground leases.

/3/  The theatre occupies 60,000 square feet. See "--Initial
     Property Descriptions--Promenade 16."

/4/  Estimate based on construction plans.

/5/ Anticipated opening date. The Company will pay the purchase price and AMC will commence paying rent under the applicable Lease with the Company on the date the Property is acquired by the Company, which will occur on the earlier of the actual opening date of the megaplex theatre and the first day of the month following the anticipated opening date indicated.

/6/ The Company will acquire one land parcel totaling approximately 2.1 acres adjacent to this theatre if such parcel is not under contract for sale or sold by AMC at the time of the Formation Transactions. See "--Land Parcels." The Company will not have the right to acquire other land parcels adjacent to this theatre because of the uncertainty of sewer capacity to serve such parcels.

     The Initial Properties will be purchased from subsidiaries of AMCE for an aggregate purchase price of approximately
$248.8 million in cash. The Company will lease the Initial
Properties to AMC pursuant to the Leases with initial terms ranging from 13 to 15 years with aggregate initial annual rents of approximately $26.1 million. Throughout the terms of the Leases, annual rents will escalate by the Base Rent Escalation, and Annual Percentage Rent on revenues in excess of a baseline amount will be payable by AMC. The Leases may be extended upon the same terms for four additional periods of five years at the option of AMC. The initial annual rent for each Initial Property will be (a) Grand 24 -- $2.0 million; (b) Mission Valley 20 --
$1.7 million; (c) Promenade 16 -- $3.0  million; (d) Ontario
Mills 30 -- $2.7 million; (e) Lennox 24 -- $1.4 million; (f) West Olive 16 -- $1.9 million; (g) Studio 30 -- $2.8 million;
(h) Huebner Oaks 24 -- $1.8 million; (i) First Colony 24 --
$2.0 million; (j) Oak View 24 -- $1.8 million; (k) Leawood Town
Center 20 -- $1.7 million;  and (l) South Barrington 30 --
$3.6 million. Total initial annual rent for the Initial
Properties will be approximately $26.1 million.

     The purchase price for each Initial Property will equal the cost to AMCE of developing and constructing such Property. See "Risk Factors--Conflicts of Interest--Purchase Price of the Properties." It is possible that if the Company were to have obtained independent valuations or appraisals, the sum of the values of the Initial Properties might have been greater or lower than the sum of the values determined by the management of AMCE and of the Company.

     INITIAL PROPERTY DESCRIPTIONS

     Set forth below are descriptions of the Initial Properties.

    GRAND 24. The Grand 24 was the first megaplex theatre opened by AMC in May 1995. It is a free-standing theatre located on a
21.2 acre site at 10110 Technology Boulevard East (in the Stemmons Crossroads development, at the intersection of I-35 and Northwest Highway) in Dallas, Texas. The theatre has 98,175 square feet and 5,067 seats. The theatre site includes a 2,600-space free parking area and tram service is provided to the theatre. Its box office has 12 stations, and there are three concessions stands with 21 total stations. Theatre amenities include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens, HITS[Trademark] and advance ticket purchase by TeleTicket[Trademark]. Eight restaurants and clubs are located near the theatre site. From January 1 through October 16, 1997, the Grand 24 was the sixth highest grossing theatre in the United States.

     Based on the 1990 U.S. Census, there are approximately 460,000 people residing within seven miles of the Grand 24. The Grand 24 site is subject to standard and customary utility and other easements, certain covenants and restrictions and certain reciprocal easements regarding access and the construction of a pedestrian bridge linking the Grand 24 site to adjoining properties.

     MISSION VALLEY 20 . The Mission Valley 20 opened in December 1995. It is located in the Mission Valley Center shopping complex, on Interstate 8 at the Mission Center Road exit in San Diego, California. The ground lease is for 77,000 square feet, and the theatre has 84,352 square feet and 4,361 seats. Free parking for patrons is available throughout the shopping complex, including under the theatre and on the south side of the shopping center. The theatre box office has 15 stations, and there are two concessions stands with 34 total stations. Other amenities include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], advance ticket purchase by TeleTicket[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark]. From January 1 through October 16, 1997, the Mission Valley 20 was the fourth highest grossing theatre in the United States. The Company believes that this theatre may be operated by AMC under the "Planet Movies by AMC" name in the future.

     The Mission Valley Center is a one-level outdoor mall with
1.3 million square feet on 48.1 acres. The Mission Valley Center opened in 1961 with 100 shops, including the May Company and Montgomery Wards Department Store. In 1975, the Mission Valley Center expanded by adding Bullock's and 44,000 square feet of specialty shops. In 1983, the Mission Valley Center also added 50 more specialty shops. Based on the 1990 U.S. Census, there are approximately 490,000 people residing within five miles of the Mission Valley 20. The ground-leased parcel for the Mission Valley 20 site is subject to various reciprocal easements, restrictions, covenants and other agreements for the operation of the Mission Valley Center.

     The Mission Valley 20 ground lease was entered into in 1994 and has a 30-year initial term expiring in March 2024, with two, ten-year extension options exercisable by the tenant. Minimum rent is $10 per square foot ($764,850 per annum) through year 11 of the lease, increasing by an amount equal to $2 per square foot in year 12 and each five-year period thereafter to $18 per square foot in year 27 of the ground lease. Minimum rent in the first option period is $20 per square foot, and increases by an amount equal to $2 per square foot at the commencement of each successive option period. The ground lease also requires percentage rent, commencing in year seven (2001), of 10% of gross sales over specified breakpoints. During the first ten years of the ground lease, the property may only operate as a theatre; thereafter, with the consent of the landlord and the major tenants of the shopping center, up to 25,000 square feet of the property may be used to operate up to two retail businesses. The tenant under the ground lease must obtain the landlord's consent to its assignment of the ground lease to the Company and the sublease back to AMC. Such ground lease will be assigned to the Company as part of the Formation Transactions, and the Company will assume responsibility for performing the obligations thereunder. Pursuant to the Leases, all of the Company's obligations under the ground lease, including rent payment obligations, will be the responsibility of AMC.

     PROMENADE 16. The Promenade 16 opened in March 1996. It is located on a 6.2 acre site in The Promenade at Woodland Hills shopping complex, at the intersection of 101 Freeway and Topanga Canyon Boulevard in Woodland Hills, California. The building has 129,822 square feet, including the theatre that has 60,000 square feet and 2,860 seats. Free parking is available in the shopping complex parking lots located around the theatre and the mall. The theatre box office has eight stations; in addition, there are four self-service box offices outside the box office where purchasers may purchase ticket or pick up "will-call" tickets. The theatre has three concessions stands with 26 total stations. Some concessions stations include pass-through concessions service. Amenities include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], advance ticket purchase by TeleTicket[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark]. From January 1 through October 16, 1997, the Promenade 16 was the 37th highest grossing theatre in the United States. The Company believes that this theatre may be operated by AMC under the "Planet Movies by AMC" name in the future. The Promenade 16 will represent approximately 11.5% of the Company's pro forma total assets and rental revenues. The Company expects that its federal tax basis in the buildings and improvements on this property will be $22.5 million, which will be depreciated using the straight-line method over a 39-year period. The realty tax rate on this property is 1.109% of assessed value, which amounted to realty taxes for 1997 of $258,518.

     The Promenade at Woodland Hills shopping complex is a two-level, enclosed mall having 600,000 square feet of gross leaseable area on 34 acres. The shopping complex opened in 1973 and was fully renovated in 1992. In addition to the AMC Promenade 16 theatre, the Promenade at Woodland Hills shopping complex is anchored by a Macy's and Macy's Men's and Children's stores and features 80 specialty shops and restaurants. Based on the 1990 U.S. Census, there are approximately 450,000 people residing within seven miles of the Promenade 16. The Promenade 16 site is subject to various reciprocal easements, restrictions, covenants and other agreements for operation of the Promenade shopping complex. An agreement with the developer of the shopping complex contains a covenant to operate the theatre facility only as a theatre for a period of 10 years, certain restrictions on the use of the retail portions of the property and restrictions on the transfer of the theatre facility. It further grants to the developer of the shopping complex an option to purchase the theatre facility if at least 35,000 square feet (or 10 screens) of the facility is not operated as a theatre. AMC is currently negotiating a renewal of its expired temporary certificate of occupancy for this Property. The Promenade 16 site includes a 20,000 square foot food court, which includes 5,000 square feet available for lease of which 3,700 square feet currently is leased to six tenants. There is also 40,000 square feet of retail space below the theatre that is currently vacant. AMC will lease the entire site from the Company.

     ONTARIO MILLS 30.  The Ontario Mills 30 opened in
December 1996. It is located on a 14.7 acre site at the intersection of 4th Street and Milliken Avenue in the Ontario
Mills Mall in Ontario, California. The theatre has 131,534 square feet and 5,496 seats. Free parking is available to patrons in the 7,500-space Ontario Mills parking lots around the theatre and the mall. The theatre has three box offices with a total of 15 stations, as well as two automated ticket dispensers for pick up of TeleTicket[Trademark] purchases. There are three concessions stands with a total of 42 stations, all of which feature pass-through concessions service. Amenities include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens, HITS[Trademark], advance ticket purchase by
TeleTicket[Trademark], an Image Video Entertainment Wall which plays continuous digitized images of coming attractions and current releases, two arcade areas and a private room for party rentals and events. From January 1 through October 16, 1997, the Ontario Mills 30 was the eleventh highest grossing theatre in the United States. The Company believes that this theatre may be operated by AMC under the "Planet Movies by AMC" name in the future. The Ontario Mills 30 will represent approximately 10.2% of the Company's pro forma total assets and rental revenues. The Company expects that its federal tax basis in the buildings and improvements on this property will be $19.8 million, which will be depreciated using the straight-line method over a 39-year period. The realty tax rate on this property is 1.021% of assessed value plus certain assessments, which amounted to realty taxes for 1997 of $358,366.

     The Ontario Mills Mall is a 1.7 million square foot mall located on the northwest corner of the intersection of the Interstate 10 and Interstate 15 freeways and is one of California's largest outlet malls. The Ontario Mills 30 is the Ontario Mills Mall's key entertainment anchor of a total of 13 anchors including Clearinghouse by Saks Fifth Avenue, J.C. Penney Outlet, Sports Authority, Marshall's, Burlington Coat Factory and Bed, Bath and Beyond. Other entertainment stores and attractions include Sega Gameworks, Wolfgang Puck Cafe, Virgin Megastore and the Warner Bros. Studio Store Outlet. Based on the 1990 U.S. Census, there are approximately 470,000 people residing within seven miles of the Ontario Mills 30. The Ontario Mills 30 site is subject to standard and customary utility and other easements and certain reciprocal easements, covenants, conditions and restrictions regarding access, parking, passage, signs and utility lines over, and the construction of the common areas of the Ontario Mills Mall. An agreement with the developer contains a covenant in favor of the developer of the Ontario Mills Mall and its successors and assigns to operate the AMC facility only as a theatre for a period of 10 years (subject to limited exceptions) and provides to such developer an option to purchase the property if it is not used as a theatre for a term of 40 years after the expiration of the initial 10 year operating covenant period. For 15 years from the date AMC acquired the property, the developer has a right of first offer and a right of first refusal with respect to any future sale or lease by the Company of substantially all of the property. The price to be paid for the property pursuant to such purchase option is its fair market value as determined by the procedure set forth in such agreement.

     LENNOX 24. The Lennox 24 opened in December 1996. It is located on a 10.6 acre ground leased site in the Lennox Town Center shopping complex on Olentangy River Road and Route 315 in Columbus, Ohio. The theatre has 98,261 square feet and 4,412 seats. Approximately 800 parking spaces are allocated specifically for AMC's patrons, and an additional 662 spaces are available within the Lennox Town Center; 1,000 additional spaces will be available when the Lennox Town Center is completely finished. Theatre box offices feature a total of 14 stations, and there are two "will-call" stations for advance ticket sales and pickups. A guest services kiosk allows patrons to make special arrangements, as well as purchase gift certificates and offers other services to moviegoers. The theatre has three concessions stands with 38 total stations, some of which feature pass-through concessions service. Amenities include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], advance ticket purchase by TeleTicket[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark]. From January 1 through October 16, 1997, the Lennox 24 was the thirteenth highest grossing theatre in the United States.

     The Lennox Town Center is a regional shopping center with 320,000 square feet of leaseable area on 37.5 acres. It is located approximately four miles northeast of downtown Columbus, and is near Ohio State University which is just across the Olentangy River to the east. Lennox Town Center's anchor tenants include Target and Barnes and Noble. Based on the 1990 U.S. Census, there are approximately 525,000 people residing within seven miles of the Lennox 24. The Lennox 24 is subject to standard and customary utility and other easements.

     The Lennox 24 ground lease was entered into in 1995 and has a 25-year initial term ending in the year 2020, with ten, five-year renewal options exercisable by the tenant. Annual minimum rent is $537,578 through year five of the ground lease, increasing by $50,000 per annum in year six, $55,000 per annum in year 11, $61,000 per annum in year 16 and $66,000 per annum in year 21. Annual rentals during the option periods commence at $805,860 during the first period and increase to $1,900,000 per annum in the tenth option period. During the initial term, there is also percentage rent due in an amount per annum equal to two percent of gross sales over a specified breakpoint in each lease year. The property must be operated as a theatre through year five of the ground lease, but thereafter may be operated for any lawful retail, service or entertainment use (subject to rights of exclusivity granted other tenants). Such ground lease will be assigned to the Company as part of the Formation Transactions, and the Company will assume responsibility for performing the obligations thereunder. Pursuant to the Leases, all of the Company's obligations under the ground lease, including rent payment obligations, will be the responsibility of AMC.

     WEST OLIVE 16. The West Olive 16 opened in April 1997. It is a free-standing theatre located on an 8.02 acre site in a multi-use development at the intersection of Olive and Interstate 270 in St. Louis, Missouri. The theatre has 60,418 square feet and 2,817 seats. Free parking is available around the theatre in 1,850 spaces. The theatre has two box offices with a total of eight stations and two concessions stands with a total of 24 stations. Some concessions stations include pass-through concessions service. Other amenities include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark]. For the period through October 16, 1997 that the West Olive 16 has been open, it was the 93rd highest grossing theatre in the United States. Based on the 1990 U.S. Census, there are approximately 330,000 people residing within seven miles of the West Olive 16. The West Olive 16 is subject to standard and customary utility and other easements.

     STUDIO 30. The Studio 30 opened in May 1997. It is a free-standing theatre located on a 21.56 acre site adjacent to a Wal-Mart and a Sam's Club store located on the southeast corner of Westheimer and Dunvale in Houston, Texas. The theatre has 136,154 square feet and 6,032 seats. Free parking is available to patrons on the project site in 2,000 spaces around the theatre. The theatre has three box offices with a total of 15 stations and three concessions stands with a total of 45 stations. All of the concessions stands include pass-through concessions service. Other amenities include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark]. For the period through October 16, 1997 that the Studio 30 has been open, it was the 86th highest grossing theatre in the United States. The Company believes that this theatre may be operated by AMC under the "Planet Movies by AMC" name in the future. The Studio 30 will represent approximately 10.6% of the Company's pro forma total assets and rental revenues. The Company expects that its federal tax basis in the buildings and improvements on this property will be $20.4 million, which will be depreciated using the straight-line method over a 39-year period. The realty tax rate (including certain assessments) on this property is 2.738% of assessed value, which amounted to realty taxes for 1997 of $413,762. Based on the 1990 U.S. Census, there are approximately 760,000 people residing within seven miles of the Studio 30. The Studio 30 site is subject to standard utility easements and City of Houston general ordinances with respect to platting and building set-back lines.

     HUEBNER OAKS 24.  The Huebner Oaks 24 opened in June 1997.
It is a free-standing theatre on a 13.56 acre site and serves as an anchor in a strip shopping center having other national tenants including Bed, Bath and Beyond, Old Navy, Pier 1 Imports and Borders Books. The site is located at the intersection of Huebner Road and Interstate 10 in San Antonio, Texas. The theatre has 96,004 square feet and 4,400 seats. Parking for patrons is available in over 2,000 spaces located around the theatre building and 1,000 spaces in the shopping mall adjacent to the theatre property pursuant to a reciprocal easement agreement. The theatre has three box offices with a total of 15 stations and three concessions stands with a total of 43 stations. All of the concessions stands include pass-through concessions service.
Other theatre amenities include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark]. For the period through October 16, 1997 that the Huebner Oaks 24 has been open, it was the 83rd highest grossing theatre in the United States. Based on the 1990 U.S. Census, there are approximately 440,000 people residing within seven miles of the Huebner Oaks
24. The Huebner Oaks 24 is subject to standard and customary utility and other easements.

     FIRST COLONY 24. The First Colony 24 is expected to open in December 1997. The free-standing theatre will be located on a
26.5 acre ground-leased site across the ring road from the First Colony Mall in Suger Land, Texas, a suburb of Houston. The theatre will have 107,690 square feet and 5,098 seats. The site will include 2,200 parking spaces. The theatre will have two box offices with a total of 16 stations. There will be three concessions stands with a total of 40 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark].

     The First Colony Mall is a regional mall with more than one million square feet of retail space located at the Southwest (US 59) and South Beltway 6 freeways. The mall is anchored by Foley's, Dillard's, J.C. Penney and Mervyn's. Based on the 1990 U.S. Census, there are approximately 270,000 people residing within seven miles of the First Colony 24. The First Colony 24 will be subject to standard and customary utility and other easements.

     The First Colony 24 ground lease was entered into in 1996 and has a 20-year initial term expiring in 2016, with six, five-year renewal options exercisable by the tenant. Annual minimum rent is $501,870 through year 10 of the ground lease, $552,057 for years 11 through 15 of the ground lease and $607,263 for years 16 through 20 of the ground lease. Annual minimum rent for each of the six, five-year renewal options is $667,989, $734,788, $808,267, $889,094, $978,003 and $1,075,803,
respectively. In addition, there is also percentage rent due in an amount per annum equal to three percent of gross receipts over a specified breakpoint in each lease year. The property must be operated as a theatre through year 10 of the ground lease, but thereafter may be operated for any retail or entertainment use (subject to limited exceptions). Such ground lease will be assigned to the Company as part of the Formation Transactions and the Company will assume responsibility for performing the obligations thereunder. Pursuant to the Leases, all of the Company's obligations under the ground lease, including rent payment obligations, will be the responsibility of AMC.

     Upon the occurrence of certain events, the ground lessor has the right to repurchase the First Colony theatre in certain events by paying to AMC its fair market value as determined by the appraisal procedure set forth in the ground lease. Those events include: tenant's request for a change in the use of the premises, tenant's ceasing to operate in the premises for more than 18 consecutive months, or entry by AMC into a "major sublease" as defined in the ground lease after the expiration of the operating covenant. Generally, the ground lessor may in its sole discretion withhold consent to a subletting or assignment of the ground lease except to an eligible transferee. The Company believes that it and AMC are eligible transferees with respect to the assignment and sublease of the ground lease but nevertheless intends to seek consent from the ground lessor to such assignment and sublease.

     OAK VIEW 24. The Oak View 24 is anticipated to open in December 1997. It will be a free-standing facility located on a
20.4 acre ground-leased parcel in the Oak View Plaza shopping center at 144th and West Center Road, in Omaha, Nebraska. The theatre will have 107,402 square feet and 5,098 seats. Free parking will be available in 1,350 shopping center spaces. The theatre will have three box offices with a total of 14 stations and three concessions stands with a total of 40 stations. Some concessions stations will include pass-through concessions service. Other theatre amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows and SDDS[Trademark]. Some auditoriums will feature TORUS[Trademark] Compound Curved Screens and HITS[Trademark].

     Oak View Plaza is a regional shopping complex located across the street from Oak View Mall. Oak View Plaza's anchor tenants include Kohl's, Barnes & Noble and Linens 'N' Things. Oak View
Mall's anchor tenants include Yonkers, DiIlard's, J.C. Penney and Sears. Based on the 1990 U.S. Census, there are approximately
260,000 people residing within seven miles of the Oak View 24.
AMC's interest under its ground lease in the Oak View 24 property is subject to standard and customary utility and other easements.

     The Oak View 24 ground lease was entered into in 1996 and has a 20-year initial term expiring in October 2016, with six, five-year renewal options exercisable by the tenant. Fixed rental under the lease is $425,000 annually through the third year, increasing to $525,000 per annum in years four and five, then increasing in increments of $50,000 per annum in years six, 11 and 16. Rent during the option periods is $675,000 per annum, adjusted by changes in the consumer price index over the prior term. There is no percentage rent. The premises may be used for a theatre or any other lawful purpose. The tenant under the ground lease has an option to purchase the land commencing in year four of the ground lease at a price of $5,000,000, which purchase price increases in increments of $500,000 in years six, 11 and 16 of the ground lease. Such ground lease will be assigned to the Company as part of the Formation Transactions and the Company will assume responsibility for performing the obligations under the ground lease. Pursuant to the Leases, all of the Company's obligations under the ground lease, including rent payment obligations, will be the responsibility of AMC.

     LEAWOOD TOWN CENTER 20. The Leawood Town Center 20 is expected to open in January 1998. The free-standing theatre will be located on an 8.4 acre site in the Leawood Town Center Plaza shopping center in a Kansas suburb of Kansas City, Missouri. The theatre will have 75,224 square feet and 2,995 seats. Parking will be available in 3,300 parking spaces in lots around the mall and on-site. The theatre will have one box office with a total of 12 stations as well as two automated ticket dispensers for pick-up of TeleTicket[Trademark] purchases. There will be three concessions stands with a total of 32 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark].

     The Leawood Town Center Plaza shopping center is located at 119th Street and Roe in Leawood, Kansas and is anchored by a Jacobson's department store, a Galyans sporting goods store and the AMC theatre. It also features other retailers such as Williams Sonoma, Barnes & Noble, Pottery Barn, The Gap, Gap Kids and The Limited. There are also 10 restaurants, including On The Border and Houlihan's, located at the shopping center. Based on the 1990 U.S. Census, there are approximately 310,000 people residing within seven miles of the Leawood Town Center 20. The Leawood Town Center 20 will be subject to standard and customary utility and other easements.

     SOUTH BARRINGTON 30. The South Barrington 30 is expected to open in February 1998. It will be a free-standing theatre located on a 25.3 acre site at the intersection of Interstate 90 and Barrington Road in South Barrington, Illinois, a suburb of Chicago. The theatre will have 130,891 square feet and 6,210 seats. The site will include 2,800 parking spaces. The theatre will have two box offices with a total of 18 stations. There will be three concessions stands with a total of 44 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark]. The South Barrington 30 will represent approximately 13.5% of the Company's pro forma total assets and rental revenues. The Company expects that its federal tax basis in the buildings and improvements on this property will be $30.2 million, which will be depreciated using the straight-line method over a 39-year period. The realty tax rate on this property is 5.912%, which will be multiplied by the assessed value of this property to compute the annual realty taxes. Based on the 1990 U.S. Census, there are approximately 400,000 people residing within seven miles of the South Barrington 30. The South Barrington 30 will be subject to standard and customary utility and other easements.

     THE OPTION PROPERTIES

     Certain information regarding each of the Option Properties, including the purchase price payable by the Company therefor, is set forth below:

                                                  Estimated
Theatre               Metropolitan    No. of      No. of
Name                  Area            Screens     Seats

Gulf Pointe 30/3//4/  Houston, TX     30          6,008
Cantera 30 /4/        Chicago, IL     30          6,210
Mesquite 30/3//4/     Dallas, TX      30          6,008
Hampton Town
  Center 24/3/        Norfolk, VA     24          5,098
Livonia 20            Detroit, MI     20          4,056

                                      134         27,380

                                                   Estimated
                     Building       Anticipated    Purchase
Theatre              (gross         Opening        Price (in
Name                 sq. ft.)       Date/1/        thousands)/2/

Gulf Pointe 30/3//4/ 130,891        12/97          $27,000
Cantera 30 /4/       130,757         2/98           34,400
Mesquite 30/3//4/    130,891         3/98           23,500
Hampton Town
  Center 24/3/       107,396         4/98           26,100
Livonia 20           85,688          8/98           27,500

                                    585,623             $138,500
_______

/1/ If the Company acquires an Option Property, the Company will pay the purchase price and AMC will commence paying rent under the applicable Lease with the Company on the date such Option Property is acquired by the Company, which will not occur prior to the actual opening date of the megaplex theatre.

/2/ Purchase prices are estimated but are not expected to materially change. The actual purchase price for each Option
     Property will equal the cost to AMC of developing and constructing such Property at the time of acquisition by the Company.

/3/ AMC currently leases such Properties from a third party owner/lessor. The Company will have an option to acquire such Properties from the owner/lessor. Such properties will be acquired without representation or warranty by, or recourse to, the owner/lessor and the Company will be responsible for all transaction costs.

/4/ The Company will have the option to acquire the land parcels adjacent to this theatre if such land parcels are not under contract for sale or sold at the time of the related theatre acquisition. See "--Land Parcels."

     The Company will have options to purchase each Option Property that may be exercised at any time during the 90-day period following the actual opening date of the megaplex theatre on such Option Property. After exercise of the option, the Company is required to close the acquisition within the following 90 days. The exercise and closing dates may not be later than October 20, and December 20, 1998, respectively, with respect to the Option Properties currently leased from a third party owner/lessor. The purchase price of each Option Property will be equal to the cost to AMC of developing and constructing such Property. The Company will lease to AMC the Option Properties, if acquired, pursuant to Leases on substantially the same terms and conditions as the Leases for the Initial Properties, including the Base Rent Escalation and the Annual Percentage Rent. The initial annual rental rate for each Option Property will be equal to 10.5% of the purchase price. Using the 10.5% lease rate calculation and the estimated purchase prices, the Company believes that the initial annual rent for each Option Property, if acquired, will be: (a) Gulf Pointe 30--$2.8 million;
(b) Cantera 30--$3.6 million; (c) Mesquite 30--$2.5 million;
(d) Hampton Town Center 24--$2.7 million; and (e) Livonia 20-- $2.9 million. Total initial annual rent for the Option Properties, if acquired, will be approximately $14.5 million.

     Because the Option Properties are currently under construction by AMC, the cash consideration to be paid by the Company for each of the Option Properties will equal the cost to AMC of developing and constructing such Property. Independent valuations were not obtained to determine the purchase price of the Option Properties. See "Risk Factors--Conflicts of Interest-- Purchase Price of the Properties."

     OPTION PROPERTY DESCRIPTIONS

     Set forth below are descriptions of the Option Properties.

     GULF POINTE 30. The Gulf Pointe 30 is expected to open in December 1997. It will be a free-standing theatre located on a 34 acre site at the Interstate 45 and South Beltway 8 freeways in Houston, Texas. The theatre will have 130,891 square feet and 6,008 seats. The site will include 3,000 parking spaces. The theatre will have two box offices with a total of 18 stations. There will be three concessions stands with a total of 44 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark].

     AMC currently leases the Gulf Pointe 30 from a third party owner/lessor. The Company's option to acquire such property will be with the owner/lessor. Based on the 1990 U.S. Census, there are approximately 295,000 people residing within seven miles of the Gulf Pointe 30. The Gulf Pointe 30 will be subject to standard and customary utility and other easements.

     CANTERA 30. The Cantera 30 is expected to open in February 1998. It will be a free-standing theatre located on a
42.3 acre site in Warrenville, Illinois, a suburb of Chicago. The theatre will have 130,757 square feet and 6,210 seats. The site will include 3,000 parking spaces. The theatre will have two box offices with a total of 18 stations. There will be three concessions stands with a total of 44 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark].

     The Cantera 30 will be part of a larger multi-use development that will eventually consist of 4.7 million square feet of office space, 3 million square feet of light industrial space, 500 multi-family residential units, retail, hotel and recreational areas. Based on the 1990 U.S. Census, there are approximately 310,000 people residing within seven miles of the Cantera 30. The Cantera 30 will be subject to standard and customary utility and other easements.

     MESQUITE 30. The Mesquite 30 is expected to open in March 1998. It will be a free-standing theatre located on a 23.6 acre site at the intersection of Interstate 635 and US 80 freeways in Mesquite, Texas, a suburb of Dallas. The theatre will have 130,891 square feet and 6,008 seats. The site will include 2,000 parking spaces. The theatre will have two box offices with a total of 18 stations. There will be three concessions stands with a total of 44 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark].

     AMC currently leases the Mesquite 30 from a third party owner/lessor. The Company's option to acquire such property will be with the owner/lessor. Based on the 1990 U.S. Census, there are approximately 410,000 people residing within seven miles of the Mesquite 30. The Mesquite 30 will be subject to standard and customary utility and other easements.

     HAMPTON TOWN CENTER 24. The Hampton Town Center 24 is expected to open in April 1998. It will be a free-standing theatre located on a 25 acre site in a shopping center at Interstate 64 East, Big Bethel Road and Hampton Roads Center Parkway in Hampton, Virginia, a suburb of Norfolk. The theatre will have 107,396 square feet and 5,098 seats. The site will include 2,400 parking spaces. The theatre will have two box offices with a total of 16 stations. There will be three concessions stands with a total of 40 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark].

     AMC currently leases the Hampton Town Center 24 from a third party owner/lessor. The Company's option to acquire such property will be with the owner/lessor. The shopping center adjacent to the Hampton Town Center 24 will have a grocery store and large local retailer as well as several restaurant and retail pads.
Based on the 1990 U.S. Census, there are approximately 260,000 people residing within seven miles of the Hampton Town Center 24.
The Hampton Town Center 24 will be subject to standard and customary utility and other easements. The building permit for the Hampton Town Center 24 may not have been issued in compliance with local zoning regulations. AMC is in discussions with the municipality to obtain a rezoning but no assurance can be made that AMC will be successful in its efforts.

     LIVONIA 20. The Livonia 20 is expected to open in August 1998. It will be a free-standing theatre located on a 35.3 acre condominium subdivision developed as a shopping center in Livonia, Michigan, a suburb of Detroit. The theatre will have 85,688 square feet and 4,056 seats. The site will include 2,200 parking spaces. The theatre will have one box office with a total of 12 stations as well as two automated ticket dispensers for pick-up of TeleTicket[Trademark] purchases. There will be three concessions stands with a total of 28 stations, all of which will feature pass-through concessions service. Other amenities will include stadium AMC LoveSeat[Trademark] style seating, 46-inch spacing between rows, SDDS[Trademark], TORUS[Trademark] Compound Curved Screens and HITS[Trademark].

     The shopping center will have three other anchor retailers plus several restaurant/retail pads. It will be located at Haggerty Road and Seven Mile Road, just off of Interstate 275/96. Based on the 1990 U.S. Census, there are approximately 400,000 people residing within seven miles of the Livonia 20. The Livonia 20 will be subject to standard and customary utility and other easements.

LAND PARCELS

     Certain information regarding the land parcels adjacent to certain of the Properties, including the purchase price payable by the Company therefor, is set forth below:

Theatre Name                  Pad         Land     Purchase Price
                                        (sq. ft.)  (in thousands)

South Barrington 30(1)        E         93,218         $1,056
Gulf Pointe 30(2)             A         52,141            511
                              B         51,531            511
                              C         96,485            744
                              D/3/      61,158            465
Mesquite 30(2)                A-1       103,281           810
                              A-2       100,188           674
                              B         133,468           674
Cantera 30(2                  B          77,101         1,012
                              C          54,014         1,100
                              D/3/       65,340         1,012
                              E          85,813         1,056
                                        973,738        $9,625
_______

/1/  Indicates land parcel is adjacent to this Initial Property.

/2/  Indicated land parcels are adjacent to this Option Property.

/3/ Indicates land parcels under contract to be sold. If such land parcel is no longer under contract at the time of the exercise by the Company of its option to purchase the related theatre, the Company will have the option to purchase such land parcel.

     At the time the Company exercises its option to acquire an Option Property, it will have the option to acquire not less than all of the land parcels adjacent to the theatre at such Property that are not under contract for sale or sold for the purchase prices indicated in the table above. The purchase price for each land parcel was determined by management of both AMCE and the Company based on an estimated market value for such parcel less estimated marketing and selling costs. Independent valuations were not obtained to determine the purchase price of the land parcels. See "Risk Factors--Conflicts of Interest--Purchase Price of the Properties." The Company's initial focus with respect to the land parcels will be ground lease or build-to-suit opportunities with entertainment and entertainment-related operators that have significant market presence (primarily restaurants). The Company does not anticipate leasing any of the land parcels, if acquired, to AMCE or any of its subsidiaries or to Planet Movies. AMCE may market and negotiate to sell any or all of the land parcels relating to the Option Properties prior to the exercise by the Company of its options to purchase the Option Properties.

     SOUTH BARRINGTON 30 LAND PARCEL. There is one adjacent land parcel northeast of the South Barrington 30 totaling approximately 2.1 acres that, if acquired, may be developed and leased by the Company or sold to third parties for development as a restaurant or retail site. The site plan includes a pedestrian pathway linking the restaurant or retail store and the megaplex theatre. There are additional land parcels adjacent to this theatre that the Company will not have the right to acquire because of the uncertainty of sewer capacity to serve such parcels.

     GULF POINTE 30 LAND PARCELS. There are four adjacent land parcels east of the proposed site for the Gulf Pointe 30 totaling approximately 6.0 acres that AMCE is expected to acquire. If acquired by the Company, such parcels may be developed and leased by the Company or sold to third parties for development as restaurant or retail sites. AMC has entered into a contract to sell one of the land parcels located at the proposed site, with a pad of 9,200 square feet and 67 parking spaces, to Outback Steakhouse. The land parcels will be subject to customary reciprocal easements for ingress, egress and parking between each of the land parcels and between the land parcels and the theatre parcel, and restrictions relating to certain uses.

     MESQUITE 30 LAND PARCELS. There are three adjacent land parcels south of the proposed site for the Mesquite 30 totaling approximately 7.7 acres that may be developed and leased by the Company or sold to third parties for development as restaurant or retail sites. AMC has entered into a contract to sell one of the land parcels located at the proposed site. The land parcels will be subject to customary reciprocal easements for ingress, egress and parking between each of the land parcels and between the land parcels and the theatre parcel, and restrictions relating to certain uses.

     CANTERA 30 LAND PARCELS. There are four adjacent land parcels south of the proposed site for the Cantera 30 totaling approximately 6.5 acres that may be developed and leased by the Company or sold to third parties for development as restaurant or retail sites. AMC has entered into a contract to sell one of the land parcels located at the proposed site. The land parcels will be subject to customary reciprocal easements for ingress, egress and parking between each of the land parcels and between the land parcels and the theatre parcel, and restrictions relating to certain uses.

                              LEASES

     The following summary of the Leases between the Company and AMC does not purport to be complete and is subject to and qualified in its entirety by reference to the Leases, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Concurrently with the conveyance by subsidiaries of AMCE of the Initial Properties to the Company, the Company will lease each such property to AMC pursuant to a Lease. The Company will lease to AMC the Option Properties, if acquired, pursuant to Leases on substantially the same terms and conditions as the Leases for the Initial Properties, including the Base Rent Escalation and the Annual Percentage Rent. The land parcels related to the Properties, if acquired, and any additional properties acquired (other than the Initial Properties and, if acquired, the Option Properties) would be leased pursuant to such terms and conditions as may be agreed upon between the Company and a lessee at the time of such acquisitions, and such terms and conditions may vary from the terms and conditions of the Leases described herein.

     The Company's interest in each Property includes the land, buildings and improvements, related easements and rights and fixtures thereon. The Company will not own or lease any personal property, furniture or equipment at any Property following the Formation Transactions, all of which will be owned, or leased from third parties, by AMC.

     AMCE will guarantee AMC's obligations under each Lease. The Company will have general recourse to AMC under the Leases and to AMCE under its guarantee of AMC's obligations under the Leases, but AMC's payment obligations under such Leases and AMCE's obligations under its guarantee will not be secured by any assets of AMC or AMCE other than as described under "--Assignment and Subletting." Because AMCE's Credit Facility may be secured by a pledge of the stock of AMC and other subsidiaries and of notes evidencing intercompany debt of such subsidiaries to AMCE, in the event of bankruptcy or other winding up of AMCE, the assets of such subsidiaries or proceeds from the sale of stock of such subsidiaries may first be applied to AMCE's obligations under the AMCE Credit Facility before being available to satisfy its obligations under its guarantee of the Leases.

     LEASE TERM. Each Property will be leased to AMC under a Lease that will have a Fixed Term ranging from 13 to 15 years. In addition, AMC will have options to extend the term of each Lease for four five-year Extended Terms.

     USE OF THE PROPERTIES. Each Lease generally will require the Property to be continuously operated, until the 10th anniversary of the commencement of the Lease, only as a theatre and auditorium for presentation of motion pictures, telecasts and other audio-visual presentations, and for meetings and other public presentations and entertainment and other activities customarily associated with or incidental to the operation of a movie theatre, including operation of games and other amusement devices, sale or rental of entertainment-related merchandise and sale of food, beverages and other goods and wares. Following the 10th anniversary of the commencement of the Lease, AMC or any permitted assignee will be permitted to operate each Property for any lawful purpose, provided that AMC or such assignee must obtain the Company's prior approval if such use would have the effect of causing all or a portion of the amount received or accrued by the Company from such Property to be treated as other than "rents from real property" within the meaning of Section 856(d) of the Code. The Leases will generally require that AMC or any permitted assignee operate the Properties in an efficient and professional manner.

     AMOUNTS PAYABLE UNDER THE LEASES; NET PROVISIONS. During the Fixed Term and the Extended Terms, AMC will pay annual base rent ("Annual Base Rent"), which will be payable in monthly installments. Annual Base Rent for each Property will be increased each year by the annual percentage increase in the CPI, not to exceed 2%, times the Annual Base Rent applicable to that Property for the preceding year. In addition, AMC will pay percentage rent equal to the sum of 6% (the "Annual Percentage
Rate") of Gross Receipts in excess of a baseline amount ("Annual Percentage Rent"). "Gross Receipts" with respect to a particular Property generally means the receipts from the sale of theatre admission tickets and concessions received by AMC in or from the Property during each lease year, with certain deductions and exceptions. The baseline amount is generally an amount equal to the quotient obtained by dividing the Annual Base Rent payable for a lease year by the Annual Percentage Rate. The Company does not anticipate receiving any Annual Percentage Rent under the Leases for at least five years following the Formation
Transactions.

     Notwithstanding the foregoing, the Leases provide for a recalculation of Percentage Rent and a redefinition of Gross Receipts during any period that a Property is not used for theatre uses to reflect a market percentage rent based on such use.

     Each Lease is what is commonly referred to as a "triple net" lease, under which AMC is required to pay thereunder Annual Base Rent, Annual Percentage Rent and substantially all expenses associated with operation of the Properties. Such expenses include all taxes, assessments and levies, excises, fees, and all other governmental charges with respect to each Property, and all charges for insurance, utilities, service and maintenance, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in each Property, and any ground lease payments. AMC will generally be obligated to comply with all laws, contracts, covenants and restrictions affecting a Property and to perform all of the Company's obligations under any ground lease affecting a Property.

    AMC'S RIGHT OF FIRST REFUSAL AND FIRST OFFER. Pursuant to each Lease, AMC will have a right of first refusal in the event the Company obtains an acceptable third party offer to acquire any interest in any Property or in any entertainment or entertainment-related property acquired or developed by the Company and operated by AMC following the Formation Transactions (each a "Future Property"). Pursuant to such right, prior to selling any interest in any Property or Future Property, the Company must first offer to sell such Property or Future Property to AMC on the same terms and conditions contained in such third party offer. Such right of first refusal must be exercised at least 5 days prior to the date the offer by the potential third party purchaser expires, but not less than 10 business days after the Company notifies AMC of the terms of such potential sale. If AMC declines to purchase such Property or Future Property on such terms and conditions, the Company will be free to sell such Property or Future Property for a specified period of time at a price at least equal to the price offered to AMC and on terms and conditions substantially consistent with those offered to AMC. Pursuant to each Lease, AMC will also have a right of first offer, which provides that if the Company desires to sell any interest in any Property, the Company must notify AMC and AMC will have the right to make an offer to acquire such property within a specified period of time. If AMC declines to make an offer, the Company will be free to sell such Property for a specified period of time. If AMC makes an offer but the Company declines to sell such Property to AMC on the terms and conditions contained in such offer, the Company will be restricted from selling such Property for a specified period of time except upon terms and conditions and at a price more favorable to the Company than those offered by AMC. AMC will have a similar right of first offer if, upon expiration of the Fixed Term and any Extended Term, the Company seeks to lease a Property for use as a theatre at a rate less than the amount then payable under the Lease.

     MAINTENANCE, MODIFICATION AND CAPITAL ADDITIONS. AMC will, at its sole cost and expense, maintain each Property in good order, repair and appearance and will make structural and non-structural, interior and exterior, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep such Property in good order, repair and appearance (excluding ordinary wear and tear). The Company generally will not be required to build or rebuild any improvements to any Property, or to make any repairs, replacements, alterations, restorations or renewals to any Property, except in connection with certain uninsured losses or takings. In the event that the Company elects to make capital improvements on a Property, the Company will generally condition such election on an increase in Annual Base Rent under the Lease with respect to such Property to reflect such expenditures.

     AMC, at its sole cost and expense, may make certain alterations, additions, changes and/or improvements to each Property without the prior written consent of the Company, provided that the value and primary intended use of such Property is not impaired. All machinery, equipment, furniture, furnishings and other personal property installed at the expense of AMC on any Property, will remain the property of AMC and may be removed by AMC at the expiration or earlier termination of the Lease.

     INSURANCE. Each Lease provides that AMC will maintain insurance on each Property under AMC's insurance policies providing for the following coverages in such amounts as are or shall customarily be insured against with respect to properties similar to the Properties, including: (i) fire, vandalism and malicious mischief, extended coverage perils and all physical loss perils, (ii) commercial general public liability (including personal injury and property damage), (iii) flood (when the Property is located in whole or in material part in a designated flood plain area), earthquake and other similar hazards as may be customary for comparable properties in the area, (iv) worker's compensation and (v) such other insurance as the Company or any holder of a mortgage, deed of trust or other security agreement on such Property (a "Company Mortgagee") may reasonably require, which at the time is usual and commonly obtained on commercially reasonable terms in connection with properties similar in type of building size and use to the Property and located in the geographic area where the Property is located. The foregoing insurance policies will name the Company and any Company Mortgagee as additional insureds or loss payees, as applicable. The deductibles for such insurance will be in such amounts as are common to properties similar to the Properties. The amount of such insurance with respect to any Property that is self-retained by AMC will not exceed 1% of AMCE's consolidated net worth.

     ASSIGNMENT AND SUBLETTING. The Leases provide that AMC may, without the prior written consent of the Company, assign any Lease or sublease any Property in whole or in part; provided that each sublease or assignment shall expressly be made subject and subordinate to the provisions of such Lease; and, provided that, such assignee or sublessee assumes all of AMC's obligations under the Lease; and, provided further that, no assignment or sublease shall impose any obligations on the Company, or modify or limit any right or power of the Company under the Lease. The Leases further provide that no assignment will in any way impair the continuing primary liability of AMC under, or AMCE as guarantor of AMC's obligations under, the Leases. Notwithstanding the previous sentence, AMC will be released of its primary liability under, and AMCE will be released as the guarantor of AMC's obligations under, a particular Lease (i) if the Company so consents or (ii) following the fifth anniversary of the commencement of such Lease, the assignee of a Lease has a minimum net book value of at least $100 million and other specified conditions are met, including the requirement that the assignee assumes all of AMC's obligations under the Lease or (iii) upon the occurrence of certain conditions following the renewal of a Lease.

     AMC will, without the Company's prior approval, be permitted to sublease portions of any Property to concessionaires or licensees to: (i) operate games or other amusement devices;
(ii) sell food, beverages and refreshments; (iii) sell or rent video cassettes and discs; (iv) sell records, compact discs, books, magazines, toys and novelties related to the movie industry; and (v) sell other goods, wares, merchandise and services customarily associated with or incidental to the operation of each Property. Each sublease will be subject and subordinate to the provisions of the Lease relating to the subject Property. The sublease will not affect or reduce any of the obligations of AMC under, or AMCE as guarantor of AMC's obligations under, the relevant Lease, nor will the sublease impose any additional obligations on the Company. AMC will, within 10 days after the execution and delivery of any sublease, deliver a duplicate original thereof to the Company. AMC will need the Company's prior approval before entering into any sublease, license agreement or other arrangement which would have the effect of causing all or a portion of the amount received or accrued by the Company under the Leases to be treated as other than "rents from real property" within the meaning of Section 856(d) of the Code.

     As security for performance of its obligations under each Lease, AMC grants, conveys and assigns to the Company all right, title and interest of AMC in and to all subleases entered into for any or all of any Property, and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. The Company grants AMC a license to collect and enjoy all rents and other sums of money payable under any such sublease;
provided, however, that the Company will have the absolute right at any time after the occurrence of an Event of Default (as hereinafter defined) upon notice to AMC and any subtenants to revoke said sublease or license and to collect such rents and sums of money and to retain the same.

     DAMAGE TO, OR CONDEMNATION OF, A PROPERTY. In the event of any insurable damage or destruction to any Property, AMC has the obligation to repair or restore the same at AMC's expense (to the extent then permitted by law and to the extent of available insurance proceeds plus any deductible and self insured amounts), with the Annual Base Rent, real estate taxes and other impositions on the particular Property being proportionately abated during the time of restoration, but only to the extent of any rental interruption insurance proceeds actually received by the Company. The Company has the obligation to make all insurance proceeds available as a result of such damage or destruction to AMC for restoration. If any Property is damaged by an insurable event to such an extent that the cost of restoration would exceed 50% of the cost to completely replace the theatre building on such Property at the time of such damage, and if AMC has fully complied with the insurance obligations with respect to such Property (including maintaining insurance against loss of rents), AMC may terminate the Lease of that Property. With respect to an insurable event, AMC will be obligated to turn over all insurance proceeds to the Company with respect to such Property, together with an amount equal to the difference, if any, between the amount of such insurance proceeds and the net book value of the damaged property, as reflected on the Company's financial statements on the date of damage. Under certain other circumstances following damage to a Property AMC may terminate the Lease with respect to that Property.

     In the event of any uninsurable damage or destruction to any Property, AMC may have, under certain circumstances, a right to terminate the respective Lease and, alternatively, the Company may have a duty to restore the Property.

     In the event of a condemnation or taking of a material part of any Property (meaning any material part of the theatre building or a specified percentage of parking spaces servicing such Property) AMC shall have the option of terminating the Lease with respect to such Property if exercised within a specified time period following such taking. In such event, the total condemnation award shall be payable to the Company, except that AMC may recover the value of its property, if taken, so long as the amount of the award paid to the Company is equal to the net book value of the Property taken, as reflected on the Company's financial statements on the date of the condemnation.

     INDEMNIFICATION GENERALLY. Under each Lease, AMC indemnifies, and is obligated to save harmless, the Company generally from and against liabilities, costs and expenses (including reasonable attorneys' fees and expenses) and actual or consequential damages imposed upon or asserted against the Company as owner of the applicable Property on account of, among other things, (i) accident, injury to or death of a person or loss of or damage to property on or about the Property (unless caused by the willful or negligent act or omission by the Company), (ii) use, misuse, non-use, condition, maintenance or repair by or on behalf of AMC of the Property, (iii) impositions (which are the obligations of AMC to pay pursuant to the applicable provisions of such Lease or any sublease),
(iv) failure on the part of AMC to perform or comply with any of the terms of the Lease or any sublease, (v) liability the Company may incur or suffer as a result of any permitted contest by AMC under any Lease and (vi) failure by AMC to comply with any laws (including the ADA) affecting the Property. Under each Lease, the Company indemnifies, and is obligated to save harmless, AMC generally from and against liabilities, costs and expenses (including reasonable attorneys' fees) imposed upon or asserted against AMC as a result of the Company's willful or negligent act or omission.

     ENVIRONMENTAL MATTERS. Each Lease provides for various representations and warranties by AMC relating to environmental matters with respect to each Property. Each Lease requires
(i) AMC to indemnify and hold harmless the Company and any holder of a mortgage, deed of trust or other security agreement on a Property from and against all liabilities, costs and expenses imposed upon or asserted against the Company or the Property on account of any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Property which liability arises as a result of any event or occurrence during the period when AMC or any of its affiliates was an owner of the Property or a tenant pursuant to a ground lease or is an obligor under the Lease and which does not arise as a result of the actions or negligence of the Company or its agents or invitees, and (ii) the Company to indemnify and hold AMC harmless from and against all liabilities, costs and expenses imposed upon or asserted against AMC or the Property on account of any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Property which liability arises as a result of the actions or negligence of the Company or its agents or invitees.

     EVENTS OF DEFAULT. An "Event of Default" will be deemed to have occurred under a Lease if AMC fails to perform any non-monetary covenant and does not diligently undertake to cure the same after 30 days' notice from the Company; if the interest of AMC in any Property is levied upon or attached and such levy or attachment is not discharged in a specified period of time; or if any representation or warranty of AMC is materially incorrect. An "Event of Default" also will be deemed to have occurred under any of the Leases and, prior to the Cross-Default Termination Date, all of the Leases if AMC fails to pay any rent within 15 days after written notice of non-payment from the Company, if any bankruptcy or insolvency proceedings are instituted by or against AMCE or AMC and, if against AMCE or AMC, they are not dismissed within 90 days or if AMC fails to continuously operate a Property for a permitted use. "Cross-Default Termination Date" means the earlier to occur of (i) the date AMCE's senior long-term debt obligations are rated, or AMCE's corporate credit rating is, investment grade by either Standard & Poor's Corporation or Moody's Investors Service, Inc., (ii) AMC's rent payments represent less than 50% of the Company's rental income for any fiscal quarter or (iii) the expiration of a Fixed Term with respect to a Lease. The Company's right to exercise its remedies in the event of certain non-monetary and non-bankruptcy related defaults may be stayed if AMC disputes any such default.

     In the event of any Event of Default referable to a specific Property, the Company may evict AMC from such Property and either terminate the Lease or re-let the Property. In either event, AMC shall remain responsible for the rents for such Property for the remainder period of the term in excess of rents received by the Company from any successor occupant. In addition, the Company may exercise any other rights that it may have under law or under the Leases.

     TERMINATION BY AMC. The Leases grant to AMC certain limited rights to terminate the Lease with respect to a particular Property or Properties upon a determination by AMC, reasonably exercised, that such Property has become economically obsolete due to competition or circumstances relating to the property adjacent to such Property. Upon such termination, AMC will be obligated to pay the Company the greater of its net book value and its appraised value based on the capitalized value of AMC's remaining rental payments under the Leases, assuming the Leases remained in place during the applicable Fixed Term or Extended Term. The appraised value of such Property shall be determined by an independent appraiser selected by AMC and the Company as more fully described in the Lease. The Leases also grant to AMC certain limited rights to terminate the Lease with respect to a certain Property if any law prohibits the use of AMC's theatre facility as permitted under the Leases.

     LIMITS ON COMPETITION BY THE COMPANY. Under the Leases, AMC is entitled to a reduction in rent in certain circumstances in the event the Company owns a theatre property within 500 feet of the AMC-leased property. Further, the Company is generally prohibited from selling certain items sold in theatre concession stands within 150 feet of the AMC-leased property.

     Each Lease will be governed by and construed in accordance with the law of the state in which the related Property is situated (but not including such state's conflict of laws rules). None of the agreements entered into by AMC in connection with the Formation Transactions prohibits or otherwise restricts the Company's ability to lease properties to parties (domestic or foreign) other than AMC.

                    THE FORMATION TRANSACTIONS

     Following the closing of the Offering, the Company and AMCE will engage in the Formation Transactions, which are designed to consolidate the ownership interests in the Initial Properties in the Company, to facilitate the Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. None of such transactions is expected to occur unless all such transactions occur. These transactions include the following:

     . The Company, which was formed as a Maryland real estate investment trust on August 22, 1997, will sell 13,800,000 Shares in the Offering (including 120,000 Shares to certain executive officers of the Company) for net proceeds of approximately $254.8 million after deduction of the estimated underwriting discount and offering expenses (assuming an initial public offering price of $20.00 per Share);

     . The Company will use the net proceeds of the Offering to acquire the Initial Properties from AMC for an aggregate purchase price of approximately
          $248.8 million payable in cash;

     . The Company will lease the Initial Properties to AMC, pursuant to the Leases, for initial terms ranging from 13 to 15 years. Each Lease may be extended upon the same terms and conditions for four five-year renewal terms each at the option of AMC. Pursuant to the Leases, the Company will grant to AMC a right of first refusal and first offer to acquire any Property or any interest in an entertainment or entertainment-related property acquired or developed by the Company and operated by AMC;

     . The Company will enter into the Option Agreements with AMCE and certain of its subsidiaries and the current owner/lessor of certain Properties pursuant to which the Company will be granted the option to acquire any or all of the Option Properties for an aggregate estimated purchase price of $138.5 million for a period of 90 days following the actual opening date of the megaplex theatre on such Option Properties. If acquired, the Option Properties will be leased to AMC pursuant to Leases on substantially the same terms and conditions as the Leases to the Initial Properties.

     . The Company will acquire a land parcel adjacent to one of the Initial Properties and will have options to acquire land parcels adjacent to three of the Option Properties, if not under contract for sale or sold at the time of the related theatre acquisition, for an aggregate purchase price of $9.6 million.

     . The Company will enter into the AMCE Right to Purchase Agreement pursuant to which AMCE will grant the Company a right of first refusal and first offer to purchase and lease back to AMC, any megaplex theatre property acquired or developed and owned (or ground-leased) by AMCE or its subsidiaries, exercisable for a period of five years following the closing of the Offering upon AMCE's intended disposition of such property. The purchase price and the initial annual rental rate for properties acquired will be determined through the right of first refusal and first offer process at the time of such acquisition and lease back;

     .    The Company will enter into the $200 million Bank
          Credit Facility following the Formation Transactions;
          and

     . The Company will enter into employment agreements with certain of the Company's executive officers, including Robert L. Harris, the President and Chief Development Officer of the Company, and David M. Brain, the Chief Financial Officer of the Company.

BENEFITS TO THE COMPANY AND ITS OFFICERS AND TRUSTEES

     The benefits of the Formation Transactions to the Company and its officers and trustees include:

     .    The ability to access public capital markets;

     . The creation of an entity which, through its distributions to shareholders, is able to reduce or avoid the incurrence of federal income tax, allowing its shareholders to participate in real estate investments without the "double taxation" of income that generally results from an investment in a regular corporation;

     . The ability of the Company to take advantage of acquisition and development opportunities through its strong capital base;

     . The Company will enter into employment agreements with Robert L. Harris and David M. Brain providing for annual initial compensation of $225,000 and $175,000, respectively, and signing bonuses upon consummation of the Formation Transactions of $40,000 and $30,000, respectively;

     . Robert L. Harris, the President and Chief Development Officer of the Company, will purchase 80,000 Shares at the initial public offering price pursuant to the Share Purchase Program and will be granted 40,000 restricted Shares pursuant to the Restricted Share Program and options to purchase 40,000 Shares pursuant to the Share Option Program. David M. Brain, the Chief Financial Officer of the Company, will purchase 40,000 Shares at the initial public offering price pursuant to the Share Purchase Program and will be granted 20,000 restricted Shares pursuant to the Restricted Share Program and options to purchase 20,000 Shares pursuant to the Share Option Program; and

     . Each Non-Employee Trustee (other than the Chairman of the Board of Trustees) will receive options to acquire 10,000 Shares at the initial public offering price. Such options will vest immediately upon the date of grant.

BENEFITS TO AMCE

     The benefits of the Formation Transactions to AMCE and its subsidiaries include:

     . AMCE will receive approximately $248.8 million in cash in exchange for the Initial Properties to be sold to the Company.

     . In the event the Company determines to exercise the Company's option to purchase all of the Option
          Properties that are owned or leased by subsidiaries of AMCE, AMCE could receive up to approximately
          $61.9 million in cash;

     . In the event subsidiaries of AMCE have not contracted to sell or sold the land parcels and the Company exercises its options to acquire such land parcels, AMCE would receive up to approximately $9.6 million in cash;

     .    AMCE will have the proceeds of the sale of the Initial
          Properties available to discharge certain indebtedness under the AMCE Credit Facility, which will become available for reborrowing; and

     . AMCE will expand its marketing opportunities through increased access to capital.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA FINANCIAL STATEMENTS
                           (Unaudited)

     The following unaudited Condensed Pro Forma Consolidated Statements of Operations and Balance Sheet have been prepared giving effect to the Formation Transactions. The Condensed Pro Forma Consolidated Statements of Operations for the twenty-six weeks ended October 2, 1997 and the year (53 weeks) ended
April 3, 1997 assume that the Formation Transactions occurred on March 29, 1996. The Condensed Pro Forma Consolidated Balance Sheet assumes that the Formation Transactions occurred on October 2, 1997.

     The unaudited Condensed Pro Forma Financial Statements do not purport to represent AMCE's financial position or results of operations had the Formation Transactions in fact occurred on such dates. In addition, the unaudited Condensed Pro Forma Financial Statements are not intended to be indicative of AMCE's future financial position or results of operations.

     The unaudited Condensed Pro Forma Financial Statements should be read in conjunction with AMCE's historical financial statements and "AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

     Condensed Pro Forma Consolidated Statement Of Operations
              Twenty-six Weeks Ended October 2, 1997
             (In thousands, except per share amounts)
                           (Unaudited)

                                        Pro Forma
                            Actual/1/   Adjustments    Pro Forma
Revenues                    $414,051    $    --        $414,051
Cost of operations           330,139      7,617/2/      337,756
General and administrative    26,852         --          26,852
Depreciation and
   amortization               32,889     (2,185)/3/      30,704
Impairment of long-lived
  assets                      46,998         --          46,998

   Operating loss            (22,827)    (5,432)        (28,259)
Interest expense              17,650     (4,648)/4/      13,002
Other income, net              3,177         --           3,177

Loss before income taxes     (37,300)      (784)        (38,084)
Income tax provision         (15,100)      (318)/5/     (15,418)

Net loss                    $(22,200)    $ (466)       $(22,666)

Preferred dividends            2,651                      2,651

Net loss for common shares  $(24,851)                  $(25,317)

Loss per share:
  Primary                   $  (1.37)                  $(1.39)
  Fully diluted             $  (1.37)                  $(1.39)

Weighted average number of
 shares outstanding:
   Primary                    18,194                    18,194
   Fully diluted              18,194                    18,194


      See Notes to Condensed Pro Forma Financial Statements.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES
     Condensed Pro Forma Consolidated Statement Of Operations
               Year (53 Weeks) Ended April 3, 1997
             (In thousands, except per share amounts)
                           (Unaudited)

                                         Pro Forma
                            Actual/1/   Adjustments    Pro Forma

Revenues                    $749,597    $   --         $749,597
Cost of operations           580,002      7,580/2/      587,582
General and administrative    56,647        --           56,647
Depreciation and
  amortization                59,803     (2,296)/3/      57,507

   Operating income           53,145     (5,284)         47,861
Interest expense              22,022     (4,592)/4/      17,430
Other income, net                772         --             772

Earnings before
 income taxes                 31,895       (692)         31,203
Income tax provision          12,900       (280)/5/      12,620

Net earnings                 $18,995    $  (412)        $18,583

Preferred dividends            5,907                      5,907

Net earnings for
  common shares              $13,088                    $12,676

Earnings per share:
  Primary                     $0.74                    $0.72
  Fully diluted               $0.73                    $0.71

Weighted average number
  of shares outstanding:
   Primary                    17,726                    17,726
   Fully diluted              17,940                    17,940


      See Notes to Condensed Pro Forma Financial Statements.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES
          Condensed Pro Forma Consolidated Balance Sheet
                         October 2, 1997
                          (In thousands)
                           (Unaudited)

                                        Pro Forma
                            Actual(1)   Adjustments    Pro Forma

                ASSETS

Current assets              $126,873    $   --         $126,873
Property, net                647,270    (155,833)/6 /   491,437
Intangible assets, net        23,761        --           23,761
Other long-term assets        87,144       3,335/8/      90,479

Total assets                $885,048    $(152,498)     $732,550

  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities         $157,684    $  3,335/8/    $161,019
Corporate borrowings         479,464    (160,424)/7/    319,040
Capital lease obligations     52,490        --           52,490
Other long-term liabilities   50,987       4,591/8/      55,578
                             740,625    (152,498)       588,127
Stockholders' equity         144,423        --          144,423

                            $885,048    $(152,498)     $732,550






      See Notes to Condensed Pro Forma Financial Statements.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES
        Notes To Condensed Pro Forma Financial Statements
                           (Unaudited)


/1/  The amounts presented hereunder were taken from AMCE's
     October 2, 1997 and April 3, 1997 Consolidated Financial
     Statements.

/2/ Represents rent expense of $7,787,000 and $7,838,000 for the twenty-six weeks ended October 2, 1997 and the year (53 weeks) ended April 3, 1997, respectively, for the periods the completed Initial Properties were in operation, net of amortized gain of $170,000 and $258,000 for the twenty-six weeks ended October 2, 1997 and the year (53 weeks) ended April 3, 1997, respectively, from the sale of the completed Initial Properties. The deferral of the gain on the sale of the completed Initial Properties is being amortized to rent expense over the lease term of the related Property.

/3/ Represents the elimination of historical depreciation on the completed Initial Properties.

/4/ Represents the reduction of interest expense associated with the reduction of outstanding indebtedness under the AMCE Credit Facility (at an average interest rate of approximately 6.2%) with the net proceeds from the sale of the completed Initial Properties to the Company in the Formation Transactions.

/5/ Represents the adjustment to income taxes to the expected effective tax rate of 40.5% and 40.4% for the twenty-six weeks ended October 2, 1997 and the year (53 weeks) ended April 3, 1997, respectively.

/6/  Represents the net book value of the completed Initial
     Properties as of October 2, 1997.

/7/ Represents the paydown of the AMCE Credit Facility with the net proceeds from the sale of the completed Initial
     Properties to the Company in the Formation Transactions.

/8/ Represents the deferral of the gain of $5,091,000 on sale of the completed Initial Properties (Grand 24, Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 and Huebner Oaks 24), which equals the accumulated depreciation on such properties, net of expenses of $500,000, and the related current and deferred income tax effect of $3,335,000.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF OPERATIONS
             (in thousands, except per share amounts)

                                          Twenty-six
                                           Weeks Ended
                                    October 2,     September 26,
                                       1997           1996
                                          (Unaudited)

Revenues
  Admissions                        $270,717        $240,111
  Concessions                        125,427         111,771
  Other                               17,907          12,481
      Total revenues                 414,051         364,363
Expenses
  Film exhibition costs              151,980         130,269
  Concession costs                    19,907          18,080
  Other                              158,252         140,065
      Total cost of operations       330,139         288,414
  General and administrative          26,852          24,672
  Depreciation and amortization       32,889          24,414
  Impairment of long-lived assets     46,998            --

      Total expenses                 436,878         337,500

  Operating income                   (22,827)         26,863

Other expense (income)
  Interest expense
      Corporate borrowings            12,961          4,613
      Capital lease obligations        4,689          5,148
  Investment income                     (681)          (321)
  Loss (gain) on disposition
    of assets                         (2,496)            31

Earnings (loss) before income taxes  (37,300)        17,392
Income tax provision                 (15,100)         7,000

Net earnings (loss)                 $(22,200)       $10,392

Preferred dividends                    2,651          3,000

Net earnings (loss)
  for common shares                 $(24,851)       $ 7,392

Earnings (loss) per share:
  Primary                           $(1.37)         $.42
  Fully diluted                     $(1.37)         $.42





         See Notes to Consolidated Financial Statements.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS
               (In thousands, except share amounts)

                                    October 2,      April 3,
                                       1997           1997
                                    (Unaudited)
                     ASSETS

Current assets:
  Cash and equivalents              $ 25,563        $ 24,715
  Receivables, net of allowance
      for doubtful accounts of
      $777 as of October 2, 1997
      and $704 as of April 3, 1997    83,416          42,188
  Other current assets                17,894          16,769

      Total current assets           126,873          83,672

Property, net                        647,270         543,058
Intangible assets, net                23,761          28,679
Other long-term assets                87,144          62,804

  Total assets                      $885,048        $718,213

    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                  $105,113        $ 88,367
  Accrued expenses and other
      liabilities                     48,793          42,459
  Current maturities of corporate
      borrowings and capital lease
      obligations                      3,778           3,441

      Total current liabilities      157,684         134,267
Corporate borrowings                 479,464         315,046
Capital lease obligations             52,490          55,237
Other long-term liabilities           50,987          43,651


  Total liabilities                  740,625         548,201
Stockholders' equity:
$1.75 Cumulative Convertible
 Preferred Stock, 66 2/3 cents par
 value; 2,919,100 shares issued and
 outstanding as of October 2, 1997
 and 3,303,600 shares issued and
 outstanding as of April 3, 1997
 (aggregate liquidation preference
 of $72,977 as of October 2, 1997
 and $82,590 as of April 3, 1997)      1,946           2,202

Common Stock, 66 2/3 cents
 par value; 13,408,684 shares
 issued as of October 2, 1997
 and 6,604,469 shares issued as
 of April 3, 1997                      8,939           4,403

Convertible Class B Stock,66 2/3
 cents par value; 5,015,657 shares
 issued and outstanding as of
 October 2, 1997 and 11,157,000
 shares issued and outstanding as
 of April 3, 1997                      3,344           7,438
Additional paid-in capital           107,595         107,781
Foreign currency translation
  adjustment                          (2,764)         (2,048)
Retained earnings                     25,732          50,605
                                     144,792         170,381

Less--Common Stock in treasury,
 at cost, 20,500 shares as of
 October 2, 1997 and April 3, 1997       369             369

  Total stockholders' equity         144,423         170,012

Total liabilities and
  stockholders' equity              $885,048        $718,213



         See Notes to Consolidated Financial Statements.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (In thousands)

                                      Twenty-six Weeks Ended
                                    October 2,     September 26,
                                       1997            1996
                                            (Unaudited)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net earnings (loss)               $  (22,200)    $  10,392
  Adjustments to reconcile net
    earnings (loss) to net cash
    provided by operating activities:
  Impairment of long-lived assets       46,998          --
  Depreciation and amortization         32,889        24,414
  Deferred income taxes                (19,270)         --
  Loss (gain) on sale of
    long-term assets                    (2,496)           31
  Change in assets and liabilities:
    Receivables                         (1,964)          374
    Other current assets                (1,125)          581
    Accounts payable                     8,700        (7,269)
    Accrued expenses and other
      liabilities                       10,991        (3,965)
  Other, net                              (352)          527

  Total adjustments                     74,371        22,623

  Net cash provided by operating
    activities                          52,171        33,015

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                (173,811)      (92,082)
  Net change in refundable
    construction advances              (39,162)       (2,966)
  Proceeds from disposition of
    long-term assets                     3,446           180
  Other, net                            (9,634)       (6,546)

  Net cash used in investing
    activities                        (219,161)     (101,414)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under revolving
    credit facility                    165,000        67,000
  Principal payments under capital
    lease obligations and other         (1,741)       (1,208)
  Cash overdrafts                        8,046         3,602
  Proceeds from exercise of stock
    options                                --            141
  Dividends paid on preferred stock      2,673)        (3,085)
  Deferred financing costs and
  other                                   (682)            --

  Net cash provided by financing
    activities                         167,950        66,450

  Effect of exchange rate changes
    on cash and equivalents               (112)          291

NET INCREASE (DECREASE) IN CASH
  AND EQUIVALENTS                          848        (1,658)
CASH AND EQUIVALENTS AT
  BEGINNING OF PERIOD                   24,715        10,795

CASH AND EQUIVALENTS AT
  END OF PERIOD                        $25,563       $ 9,137

Cash paid during the period for:
  Interest (net of amounts
    capitalized of $3,572 and $999)    $20,226       $10,620
  Income taxes paid (refunded)           6,384        (1,617)


         See Notes to Consolidated Financial Statements.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         OCTOBER 2, 1997
                           (Unaudited)

NOTE 1--BASIS OF PRESENTATION

     AMC Entertainment Inc. ("AMCE") is a holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the operation of motion picture theatres throughout the United States and in Japan and Portugal. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc. ("NCN").

     Prior to fiscal 1998, NCN was consolidated with the Company as of a fiscal period end that was one month earlier than the Company' fiscal period end. Beginning in fiscal year 1998, this one-month reporting lag was eliminated and NCN year to date results include activity for seven months.

     The accompanying unaudited consolidated financial statements have been prepared in response to the requirements of Form 10-Q and should be read in conjunction with the Company's annual report on Form 10-K for the year (53 weeks) ended April 3, 1997. In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations. Due to the seasonal nature of the Company's business, results for the thirteen and twenty-six weeks ended October 2, 1997 are not necessarily indicative of the results to be expected for the fiscal year (52 weeks) ending April 2, 1998.

     The year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

     Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2--EARNINGS PER SHARE

     Primary earnings per share is computed by dividing net earnings less preferred dividends by the sum of the weighted average number of common shares outstanding and outstanding stock options, when their effect is dilutive. The average shares used in the computations were 18,382,000 and 18,194,000 for the thirteen and twenty-six weeks ended October 2, 1997, respectively, and 17,943,000 and 17,534,000 for the thirteen and twenty-six weeks ended September 26, 1996, respectively. On a fully diluted basis, net earnings and shares outstanding are adjusted to assume conversion of the $1.75 Cumulative Convertible Preferred Stock, if dilutive. The average shares used in the computations were 18,382,000 and 18,194,000 for the thirteen and twenty-six weeks ended October 2, 1997, respectively, and 23,866,000 and 17,726,000 for the thirteen and twenty-six weeks ended September 26, 1996, respectively.

NOTE 3--MERGER WITH PARENT

     Effective August 15, 1997, the Company completed a merger with its majority stockholder, Durwood, Inc. ("DI"), with the Company remaining as the surviving entity (the "Merger"). In connection with the Merger, 2,641,951 shares of the Company's
Common Stock and 11,157,000 shares of the Company's Class B Stock owned by DI were canceled and the Company issued 8,783,289 shares of its Common Stock and 5,015,657 shares of its Class B Stock to the DI stockholders. The Merger was accounted for as a corporate reorganization and the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations were not affected.

     In connection with the Merger, the DI stockholders granted a proxy to the Company to vote their shares of the Company's Common Stock for each candidate for the Company's Board of Directors in the same proportion as the aggregate votes cast in such elections by all other holders of the Company's Common Stock not affiliated with the Company, its directors and officers. The proxy will remain in effect for a period of three years commencing on the date of the Merger.

NOTE 4--IMPAIRMENT OF LONG-LIVED ASSETS

     The summer of 1997 was the first summer film season, generally the highest grossing period for the film industry, that a significant number of megaplexes of the Company and its competitors were operating (the first megaplex, Grand 24, was opened by the Company in May 1995). During this period, the financial results of certain multiplexes of the Company were significantly less than anticipated at the beginning of fiscal 1998 due primarily to competition from the newer megaplex theatres. As a result, the Company initiated a review of its portfolio of theatres to identify those theatres which are not expected to provide an adequate financial return in the future. The Company anticipates that many of its multiplexes may be disposed of in the intermediate term but continues to evaluate its future plans for such theatres.

     As a result of this review, the Company evaluated its theatre assets and related intangibles for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. The expected future cash flows of certain theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. As a result, the Company recognized a non-cash impairment loss of $46,998,000 ($27,728,000 after tax, or $1.51 per share) on 59 multiplex theatres with 412 screens in 14 states (primarily California, Texas, Missouri, Arizona and Florida) including a loss of $523,000 associated with 10 theatres that were included in impairment losses recognized in previous periods. The impairment loss represents the amount by which the carrying value of the multiplex assets, including intangibles, exceeded the estimated fair value of those assets. The estimated fair value of assets was determined as either the expected selling price less selling costs or the present value of estimated expected future cash flows.

     The reduced carrying amount of the impaired assets will result in reduced depreciation and amortization in future periods. For fiscal 1998, such charge is expected to be reduced by approximately $10,500,000 which includes a $3,500,000 reduction in depreciation and amortization for the thirteen weeks ended October 2, 1997.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                CONSOLIDATED FINANCIAL STATEMENTS
              AND REPORT OF INDEPENDENT ACCOUNTANTS
Year (53 Weeks) Ended     April 3, 1997
            and Years (52 Weeks) Ended March 28, 1996
                        and March 30, 1995

                REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AMC Entertainment
Inc., Kansas City, Missouri

     We have audited the accompanying consolidated balance sheets of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year
(53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the consolidated results of their operations and their cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995, in conformity with generally accepted accounting principles.




COOPERS & LYBRAND L.L.P.

Kansas City, Missouri
May 16, 1997

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF OPERATIONS

             Year (53 Weeks) Ended April 3, 1997 and
     Years (52 Weeks) Ended March 28, 1996 and March 30, 1995
             (In thousands, except per share amounts)

                                     1997      1996      1995
Revenues
  Admissions                       $492,951  $431,361  $371,145
  Concessions                       225,167   196,645   169,120
  Other                              31,479    27,966    23,079

       Total revenues               749,597   655,972   563,344

Expenses
  Film rentals                      247,199   215,099   182,669
  Concession costs                   36,748    30,417    24,383
  Other                             296,055   245,842   225,711

       Total cost of operations     580,002   491,358   432,763
  General and administrative         56,647    52,059    41,639
  Depreciation and amortization      59,803    43,886    37,913

       Total expenses               696,452   587,303   512,315

       Operating income              53,145    68,669    51,029

Other expense (income)
  Interest expense
     Cororate borrowings             12,016    18,099    24,502
     Capital lease obligations       10,006    10,729    11,406
  Investment income                    (856)   (7,052)  (10,013)
  Loss on disposition of assets          84       222       156

Earnings before income taxes and
  extraordinary item                 31,895    46,671    24,978
Income tax provision                 12,900    19,300    (9,000)

Earnings before extraordinary
  item                               18,995    27,371    33,978
Extraordinary item -- Loss on
  extinguishment of debt
  (net of income tax benefit
  of $13,400)                           --    (19,350)      --

Net earnings                       $ 18,995  $  8,021  $ 33,978

Preferred dividends                   5,907     7,000     7,000

Net earnings for common shares     $ 13,088  $  1,021  $ 26,978

Earnings per share before
  extraordinary item:
     Primary                       $.74      $1.21     $1.63
     Fully diluted                 $.73      $1.20     $1.45

Earnings per share:
  Primary                          $.74      $.06      $1.63
  Fully diluted                    $.73      $.06      $1.45





         See Notes to Consolidated Financial Statements.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS

                 April 3, 1997 and March 28, 1996
               (In thousands, except share amounts)



                                          1997        1996
                      ASSETS

Current assets:
 Cash and equivalents                     $ 24,715    $ 10,795
 Receivables, net of allowance for
   doubtful accounts of $704 as of
   April 3, 1997 and $801 as of
   March 28, 1996                           42,188      20,503
 Other current assets                       16,769      15,179

   Total current assets                     83,672      46,477
Property, net                              543,058     355,485
Intangible assets, net                      28,679      36,483
Other long-term assets                      62,804      45,013

   Total assets                           $718,213    $483,458

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                         $ 88,367    $ 59,353
 Accrued expenses and other liabilities     42,459      43,319
 Current maturities of corporate
   borrowings and capital lease
   obligations                               3,441       2,904

   Total current liabilities                134,267    105,576
Corporate borrowings                        315,046    126,127
Capital lease obligations                    55,237     59,141
Other long-term liabilities                  43,651     33,696

   Total liabilities                        548,201    324,540
Commitments and contingencies
Stockholders' equity:
 $1.75 Cumulative Convertible Preferred
  Stock, 66 2/3 cents par value; 3,303,600
  and 4,000,000 shares issued and
  outstanding as of April 3, 1997, and
  March 28, 1996, respectively (aggregate
  liquidation preference of $82,590 and
  $100,000 as of April 3, 1997 and
  March 28, 1996, respectively)               2,202      2,667

 Common Stock,66 2/3 cents par value;
  6,604,469 and 5,388,880 shares issued
  as of April 3, 1997, and March 28,
  1996, respectively                          4,403      3,593

 Convertible Class B Stock,66 2/3 cents
  par value; 11,157,000 shares issued and
  outstanding                                 7,438      7,438
 Additional paid-in capital                 107,781    107,986
 Foreign currency translation adjustment     (2,048)      --
 Retained earnings                           50,605     37,603
                                            170,381    159,287

 Less--Common Stock in treasury, at cost,
   20,500 shares as of April 3, 1997 and
   March 28, 1996                               369        369

   Total stockholders' equity               170,012    158,918

   Total liabilities and
     stockholders' equity                 $718,213    $483,458




         See Notes to Consolidated Financial Statements.

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS

     Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks)
             Ended March 28, 1996 and March 30, 1995
                          (In thousands)



                                     1997     1996       1995

INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS
Cash flows from operating activities:
 Net earnings                      $ 18,995  $ 8,021   $ 33,978
 Adjustments to reconcile net
   earnings to net cash provided
   by operating activities:
   Depreciation and amortization     59,803   43,886     37,913
   Deferred income taxes             (2,476)  (1,328)   (21,285)
   Gain on sale of available
     for sale investments              --        --      (1,407)
   Extraordinary item                  --     19,350        --
   Loss on sale of long-term
     assets                              84      222        156
   Change in assets and liabilities:
     Receivables                       (609)  (1,537)       807
     Other current assets             1,578   10,167       (578)
     Accounts payable                41,486    7,458        341
     Accrued expenses and other
       liabilities                   12,441    7,640     (5,763)
 Other, net                           2,772    2,968        204

     Total adjustments              115,079   88,826     10,388

   Net cash provided by operating
     activities                     134,074   96,847     44,366

Cash flows from investing activities:
 Capital expenditures              (253,380)(120,796)   (56,403)
 Purchase of real estate
   investment                        (7,692)    --         --
 Acquisition of minority interest    (7,400)    --         --
 Purchases of available for
   sale investments                     --  (424,134)  (314,368)
 Proceeds from maturities of
   available for sale investments       --   493,278    364,374
 Proceeds from sales of available
   for sale investments                 --      --       11,689
 Proceeds from disposition of
   long-term assets                  15,054    2,243         70
 Net change in refundable
   construction advances            (21,076) (10,394)      (182)
 Other, net                          (9,423)  (7,045)    (1,516)

 Net cash provided by (used in)
   investing activities            (283,917) (66,848)     3,664

Cash flows from financing activities:
 Net borrowings (repayments) under
   revolving credit facility        (10,000) 120,000         --
 Proceeds from issuance of 9 1/2%
   Senior Subordinated Notes        198,938     --           --
 Principal payments under capital
   lease obligations                 (2,835)  (2,455)   (2,088)
 Repurchase of 11 7/8% Senior
   and 12 5/8% Senior Subordinated
   Notes                                --  (220,734)      --
 Cash overdrafts                    (11,673)  22,848       --
 Other repayments                       --      (404)      (34)
 Proceeds from exercise of
   stock options                        140      878       239
 Dividends paid on
   preferred stock                   (5,993)  (7,000)   (7,233)
 Deferred financing costs
   and other                         (4,595)  (3,570)       --

 Net cash provided by (used in)
   financing activities             163,982  (90,437)   (9,116)

 Effect of exchange rate changes
   on cash and equivalents             (219)     --         --

 Net increase (decrease) in
   cash and equivalents              13,920  (60,438)   38,914
Cash and equivalents at
   beginning of year                 10,795   71,233    32,319


Cash and equivalents at
   end of year                     $ 24,715  $10,795   $71,233

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS
    Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks)
             Ended March 28, 1996 and March 30, 1995
                         (In thousands)

Supplemental Schedule of Noncash Investing and Financing
Activities:

 During 1995, capital lease obligations of $1,363 were incurred in connection with property acquired.

Supplemental Disclosures of Cash Flow Information:

                                   1997      1996        1995

Cash paid during the period for:
 Interest (net of amounts
   capitalized of $3,344,
   $3,003 and $870)                $24,188   $34,775   $35,878
 Income taxes, net                   6,285     9,787    14,822






         See Notes to Consolidated Financial Statements.


                          AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    (In thousands, except share and per share amounts)

                      Preferred Stock             Common Stock         Class B Stock
                    Shares     Amount        Shares       Amount     Shares        Amount
Balance,
 April 1,
 1994               4,000,000  $ 2,667       5,266,830    $3,511     11,157,000      $7,438
   Net earnings         --        --             --          --          --            --
   Exercise of
     options on
     Common Stock       --        --            39,550        27         --            --
 Dividends declared:
   $1.75 Preferred
     Stock              --        --             --          --          --            --

Balance,
 March 30,
 1995               4,000,000   2,667        5,306,380     3,538     11,157,000       7,438
Net earnings            --        --             --          --          --            --
Exercise of
 options on
 Common Stock           --        --            82,500        55         --            --
 Dividends declared:
   $1.75 Preferred
   Stock                --        --             --          --          --            --
 Acquisition of
   Common Stock
   in Treasury          --        --             --          --          --            --

Balance,
 March 28,
 1996               4,000,000  2,667         5,388,880     3,593     11,157,000       7,438
 Net earnings           --        --             --          --          --             --
 Exercise of
   options on
   Common Stock         --        --            15,000        10         --             --
 Preferred Stock
   conversions       (696,400) (465)         1,200,589       800         --             --
 Dividends declared:
   $1.75 Preferred
   Stock                --        --             --          --          --             --
 Foreign  currency
   translation
   adjustment           --        --             --          --          --             --

Balance,
 April 3,
 1997               3,303,600  $2,202        6,604,469    $4,403     11,157,000      $7,438



                          AMC ENTERTAINMENT INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    (In thousands, except share and per share amounts)

                               Foreign
                    Additional Currency                      Common Stock        Total
                    Paid-in    Translation   Retained        n Treasury      Stockholders'
                    Capital    Adjustment    Earnings     Shares     Amount      Equity
Balance,
 April 1,
  1994              $106,951   $    --       $  9,837       --       $  --    $ 130,404
 Net earnings          --           --         33,978       --          --       33,978
 Exercise of
   options on
   Common Stock          212        --           --         --          --          239
 Dividends declared:
   $1.75 Preferred
   Stock               --           --         (7,233)      --          --       (7,233)

Balance,
 March 30,
 1995                107,163        --         36,582       --          --      157,388
 Net earnings          --           --          8,021       --          --        8,021
 Exercise of
   options on
   Common Stock          823        --           --         --          --          878
 Dividends declared:
   $1.75 Preferred
     Stock             --           --         (7,000)      --          --       (7,000)
 Acquisition of
   Common Stock
   in Treasury         --           --           --        20,500      (369)       (369)

Balance,
 March 28,
 1996                107,986        --         37,603      20,500      (369)    158,918
 Net earnings          --           --         18,995       --          --       18,995
 Exercise of
   options on
   Common Stock          130        --           --         --          --         140
 Preferred Stock
   conversions          (335)       --           --         --          --         --
 Dividends declared:
   $1.75 Preferred
     Stock             --           --         (5,993)      --          --       (5,993)
 Foreign  currency
   translation
   adjustment          --       (2,048)          --         --          --       (2,048)

Balance,
 April 3,
 1997               $107,781   $(2,048)      $ 50,605      20,500    $ (369)  $ 170,012





                      See Notes to Consolidated Financial Statements.


             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended
March 28, 1996 and March 30, 1995



NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     AMC Entertainment Inc. ("AMCE") is a holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the operation of motion picture theatres throughout the United States and in Japan and Portugal. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc.

     Approximately 78% of AMCE's outstanding voting securities are owned by Durwood, Inc. ("DI"). See Note 12 for further description of AMCE's transactions with DI.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of AMCE and all subsidiaries. All significant intercompany balances and transactions have been eliminated.

     FISCAL YEAR: The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The 1997 fiscal year reflects a 53 week period, fiscal years 1996 and 1995 each reflect a 52 week period. Fiscal year 1998 will reflect a 52 week period.

     REVENUES AND FILM RENTAL COSTS: Revenues are recognized when admissions and concessions sales are received at the theatres. Film rental costs are recognized based on the applicable box office receipts and the terms of the film licenses.

     CASH AND EQUIVALENTS: Cash and equivalents consists of cash on hand and temporary cash investments with original maturities of less than thirty days. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk. Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of April 3, 1997 and March 28, 1996 was $11,175,000 and $22,848,000, respectively.

     INVESTMENTS: For purposes of determining gross realized gains and losses, the cost of investment securities sold is determined upon specific identification. Proceeds and gross realized gains from the sales in 1995 of equity securities classified as other long-term assets as of March 31, 1994 were $11,689,000 and $1,407,000, respectively.

     REFUNDABLE CONSTRUCTION ADVANCES: Included in receivables as of April 3, 1997 and March 28, 1996 is $33,193,000 and
$12,117,000, respectively, due from developers to fund a portion of the construction costs of new theatres that are to be operated by the Company pursuant to lease agreements. These amounts are repaid by the developers either during construction or shortly after completion.

     PROPERTY: Property is recorded at cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes.
The estimated useful lives are generally as follows:

Buildings and improvements                        20 to 40 years
Leasehold improvements                             5 to 25 years
Furniture, fixtures and equipment                  3 to 10 years

     Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.

     INTANGIBLE ASSETS: Intangible assets are recorded at cost and are comprised of lease rights, which are amounts assigned to theatre leases assumed under favorable terms, and location premiums on acquired theatres which are being amortized on a straight-line basis over the estimated remaining useful life of the theatre. Accumulated amortization on intangible assets was approximately $41,690,000 and $36,035,000 as of April 3, 1997 and March 28, 1996, respectively.

     Effective December 30, 1994, the Company reduced the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases. This change in accounting estimate was made to better match the estimated life of the intangible assets with the life of the theatre due to the Company's strategic plans to primarily own and operate larger theatres. The effect of this change in estimate was to increase amortization expense in 1995 by $1,542,000 and decrease net earnings by $876,000, or $.05 per share.

     OTHER LONG-TERM ASSETS: Other long-term assets are comprised principally of costs incurred in connection with the issuance of debt securities which are being amortized over the respective life of the issue; investments in real estate; investments in partnerships and corporate joint ventures accounted for under the equity method; preopening costs relating to new theatres which are being amortized over two years; and long-term deferred income taxes.

     FOREIGN CURRENCY TRANSLATION: The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of stockholders' equity. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings and have not been material.

     INCOME TAXES: Income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. The statement requires that deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

     EARNINGS PER SHARE: Primary earnings per share is computed by dividing net earnings for common shares by the sum of the weighted average number of common shares outstanding and outstanding stock options, when their effect is dilutive. The average shares used in the computations were 17,726,000 in 1997, 16,795,000 in 1996 and 16,593,000 in 1995. On a fully diluted basis, both net earnings and shares outstanding are adjusted to assume the conversion of $1.75 Cumulative Convertible Preferred Stock, if dilutive. The average shares used in the computations were 17,940,000 in 1997, 17,031,000 in 1996 and 23,509,000 in
1995.

     CHANGES IN ACCOUNTING PRINCIPLES: During fiscal 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method to account for stock options and awards. The Company has chosen to continue using the intrinsic value based method while adopting the disclosure- only provisions of the pronouncement.

     During the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of ("SFAS 121"). This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. In connection with the adoption of this Statement, the Company reviewed the assets and related intangibles of its motion picture theatres for impairment on a disaggregated basis. The expected future cash flows of certain theatres, undiscounted and without interest charges, were less than the carrying value of the assets. As a result, the Company recognized an impairment loss of $1,799,000. The impairment loss represents the amount by which the carrying value of the theatre assets, including intangibles, exceeded the estimated fair value of those assets. The estimated fair value of assets was determined as the present value of estimated expected future cash flows. The loss is included in depreciation and amortization in the Consolidated Statements of Operations.

     During fiscal 1997, the Company continued to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS 121. As a result of expected declines in future cash flows of certain theatres the Company recognized an impairment loss of $7,231,000 which is included in depreciation and amortization in the Consolidated Statements of Operations.

     During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 eliminates the presentation of primary and fully diluted earnings per share ("EPS") and requires presentation of basic and diluted EPS. The principal difference between primary and basic EPS is that common stock equivalents are not included with the weighted average number of shares outstanding used in the computation of basic EPS. Diluted EPS is computed similarly to fully diluted EPS. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data. Early adoption is not permitted. Management has not yet determined the impact that this statement will have on the Company.

     PRESENTATION: Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2--ACQUISITION

     On January 10, 1997, the Company purchased the 20% minority interest in the common stock of AMC Philadelphia, Inc., an 80% owned subsidiary, for $7,400,000 in cash. The acquisition has been accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired is being amortized on a straight-line basis over the estimated useful life of the assets acquired.

NOTE 3--PROPERTY

     A summary of property is as follows (in thousands):



                                               1997     1996

Property owned:
     Land                                    $ 60,090  $ 35,610
     Buildings and improvements               221,396   146,061
     Furniture, fixtures and equipment        264,619   205,761
     Leasehold improvements                   211,720   146,152

                                              757,825   533,584
     Less--accumulated depreciation and
          amortization                        246,476   213,654

                                              511,349   319,930
Property leased under capital leases:
     Buildings                                 66,074    67,274
     Less--accumulated amortization            34,365    31,719

                                               31,709    35,555

                                             $543,058  $355,485

     Included in property is $83,558,000 and $35,289,000 of construction in progress as of April 3, 1997 and March 28, 1996, respectively.

NOTE 4--OTHER ASSETS AND LIABILITIES

     Other assets and liabilities consist of the following (in thousands):



                                            1997        1996

Other current assets:
  Prepaid rent                            $ 7,366      $ 6,412
  Prepaid income taxes                       --          3,074
  Deferred income taxes                     6,376        3,207
  Other                                     3,027        2,486

                                          $16,769      $15,179
Other long-term assets:
  Investments in real estate              $15,329      $ 6,922
  Investments in partnerships
     and corporate joint ventures             733        1,121
  Deferred charges, net                    12,147        6,203
  Deferred income taxes                    23,813       24,506
  Preopening costs                          6,519        2,636
  Other                                     4,263        3,625

                                          $62,804      $45,013

Accrued expenses and other liabilities:
  Taxes other than income                 $10,030      $ 7,110
  Income taxes                              6,017         --
  Interest                                  1,512          841
  Payroll and vacation                      4,982        6,149
  Casualty claims and premiums              4,655        2,034
  Deferred income                           8,911       11,634
  Accrued bonus                             3,974        7,634
  Other                                     2,378        7,917

                                          $42,459      $43,319

NOTE 5--CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS

  A summary of corporate borrowings and capital lease obligations is as follows (in thousands):



                                            1997         1996

$425 million revolving Credit Facility
  due 2004                                $110,000     $120,000
11 7/8% Senior Notes due 2000                  615          614
9 1/2% Senior Subordinated Notes
  due 2009                                 198,940         --
12 5/8% Senior Subordinated Notes
  due 2002                                   4,882        4,878
Capital lease obligations,
  interest ranging from 7 1/4% to 20%       58,652       62,022
Other indebtedness                             635          658

Total                                      373,724      188,172
Less-current maturities                      3,441        2,904

                                          $370,283     $185,268

     On December 28, 1995, the Company completed the redemption of $99,383,000 of its outstanding 11 7/8% Senior Notes due 2000 at a price of $1,117.90 per $1,000 principal amount and $95,096,000 of its outstanding 12 5/8% Senior Subordinated Notes due 2002 at a price of $1,144.95 per $1,000 principal amount. In addition, the terms of the Indentures governing the remaining Senior and Senior Subordinated Notes were amended to eliminate certain restrictive covenants. Sources of funds for the redemption were cash and investments on hand and borrowings on a credit facility. Premiums paid to redeem the Senior and Senior Subordinated Notes, together with the write-off of unamortized debt issue costs and other costs directly related to the debt redemptions, resulted in an extraordinary loss of $19,350,000, net of income tax benefit of $13,400,000. The extraordinary loss reduced earnings per share by $1.15 for the year (52 weeks) ended March 28, 1996.

     As a part of the refinancing plan, the Company entered into a $425 million credit facility (the "Credit Facility"), which was amended and restated as of April 10, 1997. The Credit Facility permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .1875% to .375% on the unused portion of the commitment. The Credit Facility matures in 2004. The commitment thereunder will reduce by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. As of April 3, 1997, the Company had outstanding borrowings of $110,000,000 under the Credit Facility at an average interest rate of 6.4% per annum.

     Covenants of the Credit Facility impose limitations on the incurrence of additional indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, business activities and pledges. The Company is also required to maintain certain financial covenants, as defined in the Credit Facility. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Credit Facility.

     Prior to its April 10, 1997 amendment and restatement, the Credit Facility contained a covenant that generally limited the Company's capital expenditures. This covenant has been eliminated.

     Costs related to the establishment of the Credit Facility were capitalized and are charged to interest expense over the life of the Credit Facility. Unamortized issuance costs of $2,821,000 as of April 3, 1997 are included in other long-term assets.

     On March 19, 1997, the Company sold $200 million of Senior Subordinated Notes due 2009 (the "Notes"). The Notes bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Note Indenture), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes are subordinated to all existing and future senior indebtedness (as defined in the Note Indenture) of the Company.

     The Note Indenture contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes attain "investment grade status" (as defined in the Note Indenture), the covenants in the Note Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the
Note Indenture.

     The Note Indenture also requires the Company to use its best efforts to consummate a registered offer to exchange the Notes (the "Exchange Offer") for notes of AMCE with terms identical in all material respects to the Notes or cause a shelf registration statement with respect to the Notes to become effective. In the event that certain filing deadlines as specified in the Note Indenture are not met, the interest rate borne by the Notes could increase as much as 1.0% per annum. The Company anticipates meeting its filing deadlines.

     The discount on the Notes is being amortized to interest expense following the interest method of amortization. Costs related to the issuance of the Notes were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,572,000 as of April 3, 1997 are included in other long-term assets.

     Minimum annual payments required under existing capital lease obligations (net present value thereof) and maturities of corporate borrowings as of April 3, 1997, are as follows (in thousands):

             Capital Lease Obligations

            Minimum                 Net
             Lease        Less    Present  Corporate
            Payments     Interest  Value   Borrowings   Total

1998        $ 12,795     $ 9,380  $ 3,415    $     26   $  3,441
1999          12,800       8,715    4,085          30      4,115
2000          12,211       8,026    4,185          34      4,219
2001          11,939       7,294    4,645         653      5,298
2002          11,110       6,529    4,581          43      4,624
Thereafter    70,161      32,420   37,741     314,286    352,027

  Total     $131,016     $72,364  $58,652    $315,072   $373,724

     The Company maintains a letter of credit in the normal course of its business. The unused portion of the letter of credit was $2,378,000 as of April 3, 1997.

NOTE 6--STOCKHOLDERS' EQUITY

     The authorized Common Stock of AMCE consists of two classes of stock. Except for the election of directors, each holder of Common Stock (66 2/3 cents par value; 45,000,000 shares authorized) is entitled to one vote per share, and each holder of Class B Stock (66 2/3 cents par value; 30,000,000 shares authorized) is entitled to 10 votes per share. Common stockholders voting as a class are presently entitled to elect two of the seven members of AMCE's Board of Directors with Class B stockholders electing the remainder.

     Holders of the Company's stock have no pre-emptive or subscription rights and there are no restrictions with respect to transferability. Holders of the Common Stock have no conversion rights, but holders of Class B Stock may elect to convert at any time on a share-for-share basis into Common Stock.

     The Company has authorized 10,000,000 shares of Preferred Stock (66 2/3 cents par value), of which 3,303,600 shares of $1.75 Cumulative Convertible Preferred Stock (66 2/3 cents par value)(the "Convertible Preferred Stock") are issued and outstanding. Dividends are payable quarterly at an annual rate of $1.75 per share. The Convertible Preferred Stock has preference in liquidation in the amount of $25 per share plus accrued and unpaid dividends. The Convertible Preferred Stock is convertible at the option of the holder into shares of Common Stock at a conversion price of $14.50 per share of Common Stock, subject to change in certain events. In lieu of conversion the Company may, at its option, pay to the holder cash equal to the then market value of the Common Stock. The Company may redeem in whole or in part the Convertible Preferred Stock at a redemption price beginning at $26.00 per share, declining ratably to $25.00 per share after March 15, 2001.

     During 1997, various holders of the Company's Convertible
Preferred Stock converted 696,400 shares into 1,200,589 shares of Common Stock at a conversion rate of 1.724 shares of Common Stock for each share of Convertible Preferred Stock.

STOCK-BASED COMPENSATION PLANS

     In June 1983, AMCE adopted a stock option plan (the "1983 Plan") for selected employees. This plan provided for the grant of rights to purchase shares of Common Stock under both incentive and non-incentive stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1983 Plan provided that the exercise price could not be less than the fair market value of the stock at the date of grant and unexercised options expired no later than ten years after date of grant. Pursuant to the terms of the 1983 Plan, no further options may be granted under this plan.

     In September 1984, AMCE adopted a non-qualified stock option plan (the "1984 Plan"). This plan provided for the grant of rights to purchase shares of Common Stock under non-qualified stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1984 Plan provided that the exercise price would be determined by the Company's Stock Option Committee and that the options expired no later than ten years after date of grant. Pursuant to the terms of the 1984 Plan, no further options may be granted under this plan.

     In November 1994, AMCE adopted a stock option and incentive plan (the "1994 Plan"). This plan provides for three basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of stock awards, which may be either performance or restricted stock awards, and
(iii) performance unit awards. The number of shares of Common Stock which may be sold or granted under the plan may not exceed 1,000,000 shares. The 1994 Plan provides that the exercise price for stock options may not be less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1994 Plan vest over two years from the date of issuance.

     The Company has adopted the disclosure-only provisions of SFAS 123. As permitted by SFAS 123, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plans other than for performance-based stock awards. In 1997 and 1996, the Company granted to certain individuals stock awards which are issuable at the end of a performance period ending April 2, 1998 based on certain performance criteria. The number of shares which may be issued at the end of the performance period ranges from zero to 216,000. The Company recognized compensation expense for performance stock awards of $586,000 and $772,000 in 1997 and 1996, respectively. Had compensation expense for the Company's plans been determined based on the fair value at the grant dates for stock options and awards granted in 1997 and 1996, the Company's net earnings and net earnings for common shares would have been different.

     The pro forma amounts under SFAS 123 are indicated below (in thousands except per share amounts):

                                         1997            1996

Net earnings
     As reported                        $18,995        $8,021
     Pro forma                          $18,664        $8,210
Net earnings per common share
     As reported                        $   .74        $  .06
     Pro forma                          $   .72        $  .07

     The following table reflects the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

                                         1997            1996

Fair value on grant date                $11.63         $ 6.96
Risk-free interest rate                   6.24%          5.64%
Expected life (years)                        5              5
Expected volatility                       42.9%          46.0%
Expected dividend yield                    --             --

     A summary of stock option activity under all plans is as follows:

                 1997            1996              1995
                     Weighted          Weighted         Weighted
                     Average           Average          Average
                     Exercise          Exercise         Exercise
           Number    Price    Number   Price   Number   Price
           of        Per      of       Per     of       Per
           Shares    Share    Shares   Share   Shares   Share

Outstanding
at beginning
of year    487,500   $ 9.67   776,500  $9.57   813,300  $9.29

Granted    103,250   $24.80    23,250  $14.50   36,500  $11.75
Canceled   (17,250)  $10.04  (229,750) $9.46   (33,750) $9.38
Exercised  (15,000)  $9.375   (82,500) $10.65  (39,550) $6.01

Outstanding
at end
of year    558,500   $12.47   487,500  $9.67   776,500  $9.57

Exercisable
at end
of year    365,875   $10.51   233,250  $9.45   230,000  $9.79

Available
for grant
at end
of year    630,500            746,500          817,500

     The following table summarizes information about stock options as of April 3, 1997:

                                                Exercisable
            Outstanding Stock Options          Stock Options
                    Weighted-
                    Average      Weighted-             Weighted-
Range of  Number    Remaining    Average     Number    Average
Exercise  of        Contractual  Exercise    of        Exercise
Prices    Shares    Life         Price       Shares    Price

$9.25 to
  $11.75  436,500   6.3 years    $ 9.46 335,250   $ 9.51
$14.50 to
  $18.50  29,250    8.7 years    $15.94   9,375   $14.50
$24.50 to
  $26.375 92,750    9.1 years    $25.52  21,250   $24.50

$9.25 to
  $26.375 558,500   6.9 years    $12.47 365,875   $10.51

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended
March 28, 1996 and March 30, 1995

NOTE 7--INCOME TAXES

     Income taxes reflected in the Consolidated Statements of Operations for the three years ended April 3, 1997 are as follows
(in thousands):

                                     1997      1996      1995
Current:
Federal                            $11,418   $ 5,134   $ 7,738
State                                3,958     2,094     4,547

     Total current                  15,376     7,228    12,285
Deferred:
     Federal                        (2,114)   (1,121)   (1,238)
     State                            (362)     (207)     (255)
Change in valuation allowance           --        --   (19,792)

     Total deferred                 (2,476)   (1,328)  (21,285)

Total provision                     12,900     5,900    (9,000)
Tax benefit of extraordinary
     item--extinguishment of debt       --    13,400        --

Total provision before
     extraordinary item            $12,900   $19,300   $(9,000)

     The effective tax rate on income before extraordinary items was 40.4%, 41.4%, and (36.0%) in 1997, 1996 and 1995, respectively. The difference between the effective rate and the U.S. federal income tax statutory rate of 35% is accounted for as follows (in thousands):

                                    1997      1996       1995
Tax on earnings before
     provision for income
     tax and extraordinary
     item at statutory rates       $11,163   $16,335   $ 8,742

Add (subtract) tax effect of:
     State income taxes, net of
          federal tax benefit        2,258     3,163     2,973
     Change in valuation allowance      --        --   (19,792)
     Other, net                       (521)     (198)     (923)

Income tax provision               $12,900   $19,300   $(9,000)

     The significant components of deferred income tax assets and liabilities as of April 3, 1997 and March 28, 1996 are as follows
(in thousands):

                              1997                  1996
                         Deferred Income       Deferred Income
                              Tax                    Tax
                       Assets   Liabilities  Assets  Liabilities

Accrued reserves
 and liabilities       $ 9,189     $  179    $ 5,323     $  343
Investments in
 partnerships               --        495        --         419
Capital lease
 obligations            11,464        --      10,852        --
Depreciation             5,587        --       7,842        --
Deferred rents           6,254        --       5,266        --
Other                      550      2,181        683      1,491

Total                   33,044      2,855     29,966      2,253
Less: Current deferred
 income taxes            6,586        210      3,702        495

Total noncurrent
 deferred income
 taxes                 $26,458     $2,645    $26,264     $1,758

Net noncurrent
 deferred income
 taxes                 $23,813               $24,506

     SFAS 109 requires that a valuation allowance be provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based upon positive earnings in recent years and the expectation that taxable income will continue for the foreseeable future, management believes it is more likely than not that the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been provided as of April 3, 1997 and March 28, 1996.

NOTE 8--LEASES

     The majority of the Company's operations are conducted in premises occupied under lease agreements with base terms ranging generally from 15 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The leases provide for fixed rentals and/or rentals based on revenues with a guaranteed minimum. The Company also leases certain equipment under leases expiring at various dates. The majority of the leases provide that the Company will pay all, or substantially all, taxes, maintenance, insurance and certain other operating expenses. Assets held under capital lease obligations are included in property. Performance under some leases has been guaranteed by DI.

     Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancellable terms in excess of one year as of April 3, 1997 (in thousands):

          1998                               $    68,551
          1999                                    69,070
          2000                                    68,406
          2001                                    66,388
          2002                                    63,748
          Thereafter                             722,341

     Total minimum payments required         $ 1,058,504

     The Company has entered into agreements to lease space for the operation of theatres not yet fully constructed. The scheduled completion of construction and theatre openings are at various dates during fiscal 1998. The future minimum rental payments required under the terms of these leases total approximately $429 million.

     In addition, the Company entered into a master lease agreement during fiscal 1997 for three theatres with an expected cost of approximately $81 million. Rental amounts will be based on the final construction costs of the theatres and the lessor's cost of funds and will be finalized as the theatres open. The initial lease term under the agreement will be three years. The master lease agreement provides for a substantial residual value guarantee by the Company and includes purchase and renewal options. The Company expects these leases to be classified as operating leases.

     The Company records rent expense on a straight-line basis over the term of the lease. Included in long-term liabilities as of April 3, 1997 and March 28, 1996 is $16,278,000 and
$12,858,000, respectively, of deferred rent representing pro rata future minimum rental payments for leases with scheduled rent increases.

     Rent expense is summarized as follows (in thousands):

                                    1997       1996      1995

Minimum rentals                    $80,670   $64,657   $59,790
Percentage rentals
     based on revenues               2,008     2,354     1,970

                                   $82,678   $67,011   $61,760


NOTE 9--EMPLOYEE BENEFIT PLANS

     The Company sponsors a non-contributory defined benefit pension plan covering, after a minimum of one year of employment, all employees age 21 or older, who have completed 1,000 hours of service in their first twelve months of employment or in a calendar year and who are not covered by a collective bargaining agreement.

     The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets are invested in a group annuity contract with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees.

     The following table sets forth the plan's funded status as of December 31, 1996 and 1995 (plan valuation dates) and the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996 (in thousands):

                                               1997      1996
Actuarial present value of accumulated
     benefit obligation, including vested
     benefits of $11,139 and $10,041         $ 11,309  $ 10,205

Projected benefit obligation for
     service rendered to date                $ 18,489  $ 17,051
Plan assets at fair value                     (10,857)   (9,580)

Projected benefit obligation in
     excess of plan assets                      7,632     7,471
Unrecognized net loss from past
     experience different from that
     assumed and effects of changes
     in assumptions                              (686)   (1,509)
Unrecognized net obligation upon
     adoption being recognized over
     15 years                                  (1,411)   (1,588)

Pension liability                            $  5,535  $  4,374

     Net pension expense includes the following components (in thousands):

                                     1997     1996      1995
Service cost                       $1,191    $  855    $1,261
Interest cost                       1,188       966       971
Actual return on plan assets       (1,218)   (1,630)       55
Net amortization and deferral         563     1,096      (190)

Net pension expense                $1,724    $1,287    $2,097


     The Company also sponsors a non-contributory Supplemental Executive Retirement Plan (the "SERP") which provides certain employees additional pension benefits. The actuarial present value of accumulated plan benefits related to the SERP was $569,000 and $379,000 as of April 3, 1997 and March 28, 1996,
respectively, which is reflected in the Consolidated Balance
Sheets.

     The weighted average discount rate used to measure the plans' projected benefit obligations was 7.0% for 1997 and 1996 and 7.75% in 1995. The rate of increase in future compensation levels was 6.0% for 1997, 1996 and 1995 and the expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995. A limited number of employees are covered by collective bargaining agreements under which payments are made to a union-administered fund.

     The Company sponsors a voluntary thrift savings plan covering the same employees eligible for the pension plan. Since inception of the savings plan, the Company has matched 50% of each eligible employee's elective contributions, limited to 3% of the employee's salary.

     The Company's expense under the thrift savings plan was $1,270,000, $1,032,000 and $1,015,000 for 1997, 1996 and 1995,
respectively.

     The Company currently offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Substantially all employees may become eligible for these benefits provided that the employee must be at least 55 years of age and have 15 years of credited service at retirement. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. Retiree health and life insurance plans are not funded. The Company is amortizing the transition obligation on the straight-line method over a period of 20 years.

     The following table sets forth the plans' accumulated postretirement benefit obligation reconciled with the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996 (in thousands):

                                               1997     1996
Accumulated postretirement benefit
  obligation:
      Retirees                               $  618    $  557
      Fully eligible active
           plan participants                    513       438
      Other active plan participants          1,777     1,292

Accumulated postretirement
  benefit obligation                          2,908     2,287
Unrecognized net obligation upon
  adoption being recognized over 20 years      (697)    (747)
Unrecognized gain (loss)                       (190)     105

Postretirement benefit liability             $2,021    $1,645

     Postretirement expense includes the following components (in thousands):

                                   1997      1996      1995

Service cost                       $199      $192      $188
Interest cost                       172       208       202
Net amortization and deferral        50        66        66

Postretirement expense             $421      $466      $456

     For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 1997 was 7.5% for medical and 4.75% for dental. The rates were assumed to decrease gradually to 5.0% for medical and 3.0% for dental at 2020 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 3, 1997 by $862,000 and the aggregate of the service and interest cost components of postretirement expense for 1997 by $164,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for 1997 and 1996 and 7.75% for 1995.

NOTE 10--CONTINGENCIES

     The Company, in the normal course of business, is party to various legal actions. Management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

NOTE 11--FUTURE DISPOSITION OF ASSETS

     The Company has provided reserves for estimated losses from discontinuing the operation of fast food restaurants, for theatres which have been or are expected to be closed and for other future dispositions of assets.

     In conjunction with the opening of certain new theatres in fiscal 1986 through 1988, the Company expanded its food services by leasing additional space adjacent to those theatres to operate specialty fast food restaurants. The Company discontinued operating the restaurants due to unprofitability. The Company continues to sub-lease or to convert to other uses the space leased for these restaurants. The Company is obligated under long-term lease commitments with remaining terms of up to eleven years. As of April 3, 1997, the base rents aggregate approximately $779,000 annually, and $7,150,000 over the remaining term of the leases. As of April 3, 1997, the Company has subleased approximately 55% of the space with remaining terms ranging from 2 months to 68 months. Non-cancellable subleases currently aggregate approximately $496,000 annually, and $4,216,000 over the remaining term of the subleases.

NOTE 12--TRANSACTIONS WITH DURWOOD, INC.

     The Company and DI maintain intercompany accounts. Charges to the intercompany accounts include the allocation of AMC general and administrative expense of $116,000 in 1996 and 1995 and payments made by AMC on behalf of DI. There were no general and administrative allocations in 1997. DI and non-AMCE subsidiaries owed the Company $181,000 and $795,000 as of April 3, 1997 and March 28, 1996, respectively.

     The Board of Directors has approved an agreement (the
"Merger Agreement") providing for the Merger of the Company and DI, with the Company remaining as the surviving entity. The
Merger has been sought by members of the Durwood family so that they may hold their interests in the Company directly instead of indirectly through DI and a related entity. In the Merger, stockholders of DI would exchange their shares of DI stock for shares of the Company's stock. Although the outstanding shares of the Company's Common Stock will increase and the outstanding shares of its Class B Stock will decrease if the Merger is effected, no aggregate increase in total outstanding shares will occur because the shares of the Company owned by DI will be canceled and the shares of the Company held by other stockholders would not be exchanged in the Merger. A condition to the Merger is that the Merger Agreement receive approval of the holders of a majority of the shares of Common Stock other than DI, the Durwood family, their spouses and children and officers and directors of the Company.

     DI is primarily a holding company with no significant operations or assets other than its equity interest in the Company. Management expects that the Merger will be accounted for as a corporate reorganization and that, accordingly, the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations of the Company would not be affected. If the Merger occurs, the Company will be responsible for paying 50% of its costs in connection with the Merger; the aggregate merger costs for both the Company and DI are estimated to be approximately $2 million. Management does not believe that the transaction will have a significant effect on the Company's financial condition, liquidity or capital resources.

NOTE 13--FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

     The carrying value of cash and equivalents and investments in debt securities approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices. For other corporate borrowings, the fair value was based upon rates available to the Company from bank loan agreements or rates based upon the estimated premium over U.S. treasury notes with similar average maturities.

     The estimated fair values of the Company's financial instruments are as follows (in thousands):

                               1997               1996
                         Carrying  Fair      Carrying  Fair
                          Amount   Value      Amount   Value

Financial assets:
  Cash and equivalents   $24,715   $24,715   $10,795   $10,795

Financial liabilities:
  Cash overdrafts        $11,175   $11,175   $22,848   $22,848
  Corporate borrowings   315,072   315,804   126,150   126,992

             AMC ENTERTAINMENT INC. AND SUBSIDIARIES

               STATEMENTS OF OPERATIONS BY QUARTER

             (In thousands, except per share amounts)
                           (Unaudited)

               June 27,       June 29, Sept. 26, Sept. 28, Dec. 26,  Dec. 28,
                 1996          1995       1996      1995      1996     1995

Total revenues $161,927       $153,409 $202,436 $184,482 $163,192  $154,970
Total cost of
 operations     132,821        118,738  155,593  135,497  130,464   118,252
General and
 administrative  13,025         11,085   11,647   14,497    13,910    11,437
Depreciation and
amortization     11,674          9,972   12,740   10,471    13,129    10,399

Operating income  4,407         13,614   22,456   24,017     5,689    14,882
Interest expense  4,909          8,309    4,852    8,318     5,275     7,883
Investment income   182          2,226      139    2,440       343     1,958
Gain (loss) on
 disposition of
 assets              18            (15)     (49)    (123)      (53)      159

Earnings (loss)
 before income
 taxes and
 extraordinary
 item             (302)           7,516   17,694   18,016      704     9,116
Income tax
 provision        (125)           3,100    7,125    7,400      285     3,800

Earnings (loss)
 before
 extraordinary
 item             (177)          4,416   10,569    10,616      419     5,316
Extraordinary
 item--Loss on
 extinguishment
 of debt (net of
 income tax benefit
 of $13,400)        --             --      --       --         --   (19,350)

Net earnings
 (loss)        $  (177)       $  4,416 $ 10,569 $ 10,616 $    419  $(14,034)

Preferred
 dividends        1,546          1,750    1,454    1,750    1,454     1,750

Net earnings
 (loss) for
 common shares $ (1,723)$  2,666       $  9,115 $  8,866 $(1,035)  $(15,784)

Earnings (loss)
 per share before
 extraordinary item:
  Primary      $  (.10)       $   .16  $    .51 $   .53  $  (.06)  $    .21
  Fully diluted$  (.10)       $   .16  $    .44 $   .45   $ (.06)  $    .21

Earnings (loss)
 per share:
   Primary      $  (.10)       $   .16  $    .51 $   .53  $  (.06)  $   (.93)
   Fully diluted$  (.10)       $   .16  $    .44 $   .45  $  (.06)  $   (.93)


                   April 3,   March 28,      Fiscal Year
                   1997/3/      1996      1997/3/    1996

Total revenues     $222,042   $163,111    $749,597   $655,972
Total cost of
 operations         161,124    118,871     580,002    491,358
General and
 administrative      18,065     15,040      56,647     52,059
Depreciation and
amortization         22,260/2/  13,044/1/   59,803     43,886

Operating income     20,593     16,156      53,145     68,669
Interest expense      6,986      4,318      22,022     28,828
Investment income       192        428         856      7,052
Gain (loss) on
 disposition of
 assets                 --        (243)        (84)      (222)

Earnings (loss)
 before income
 taxes and
 extraordinary
 item                13,799     12,023      31,895     46,671
Income tax
 provision            5,615      5,000      12,900     19,300

Earnings (loss)
 before
 extraordinary
 item                 8,184      7,023      18,995     27,371
Extraordinary item--
 Loss on
 extinguishment of
 debt (net of
 income tax benefit
 of $13,400)            --         --        --       (19,350)

Net earnings (loss) $  8,184    $  7,023   $ 18,995       $  8,021

Preferred dividends    1,453       1,750      5,907          7,000

Net earnings (loss)
 for common shares $  6,731     $  5,273    $ 13,088      $  1,021

Earnings (loss)
 per share before
 extraordinary
 item:
   Primary         $    .38     $    .31    $    .74      $  1.21
   Fully diluted   $    .34     $    .29    $    .73      $  1.20

Earnings (loss)
 per share:
   Primary         $    .38     $   .31     $    .74      $   .06
   Fully diluted   $    .34     $   .29     $    .73      $   .06


_______

/1/ During the fourth quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. As a result, the Company recognized an impairment loss under SFAS 121 of $1,799.

/2/ During the fourth quarter of 1997, the Company recognized an impairment loss under SFAS 121 of $7,231.

/3/ Fiscal year 1997 consists of 53 weeks and the fiscal quarter ended April 3, 1997 consists of 14 weeks.